Exhibit 4.1

Execution Version

APLD COMPUTECO 2 LLC

APLD FAR HOLDINGS LLC

AND EACH OF THE SUBSIDIARY GUARANTORS PARTY HERETO

6.75% SENIOR SECURED NOTES DUE 2031

INDENTURE

Dated as of March 10, 2026

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Collateral Agent

i

ii

iii

iv

EXHIBITS

Exhibit A Form of Note

Exhibit B Form of Certificate of Transfer

Exhibit C Form of Certificate of Exchange

v

INDENTURE, dated as of March 10, 2026, among APLD ComputeCo 2 LLC, a Delaware limited liability company (the “Issuer”) and an indirect subsidiary of Applied Digital Corporation, a Nevada corporation, a Delaware corporation (“Parent”), APLD FAR Holdings LLC, a Delaware limited liability company and the direct parent company of the Issuer (“HoldCo”), the Subsidiary Guarantors (as defined below) and Wilmington Trust, National Association, as trustee and collateral agent.

Each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Notes (as defined below) issued pursuant to this Indenture:

Article 1
DEFINITIONS

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, as applicable, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depository or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acceptable Intercreditor Agreement” means a Market Intercreditor Agreement or another customary intercreditor agreement as determined in good faith by the Issuer (which may, if applicable, consist of a collateral proceeds “waterfall” or, in the case of payment subordinated Debt, a payment “waterfall”).

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 2.07 hereof.

“Affiliate” means, with respect to a specified Person, another Person directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ability to exercise voting power, by contract or otherwise.

“Affiliate Transactions” has the meaning specified in Section 4.18.

“Agent” means, individually or collectively, as the context requires, the Collateral Agent and/or the Trustee.

“APLD FAR-01” means APLD FAR-01 LLC, a Delaware limited liability company.

“APLD FAR-02” means APLD FAR-02 LLC, a Delaware limited liability company.

“Applicable Law” means, as to any Person, any ordinance, law, treaty, rule or regulation or any determination, ruling or other directive by and from an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of such Note; or

(2)	the excess of:

(a)	the present value at such redemption date of (A) the redemption price of such Note at March 15, 2028 (such redemption price (expressed in a percentage of principal amount) being set forth in paragraph 5 of the Notes, exclusive of any accrued and unpaid interest), plus (B) all required interest payments due on the Note through March 15, 2028 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of such Note.

Calculation of the Applicable Premium shall be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate and, in any event, such calculation shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to a Depository, as to any matter at any time, the policies and procedures of such Depository, if any, that apply to such matter at such time.

“Asset Sale” means a sale, lease (as lessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of Property with, any Person, in one transaction or a series of transactions, of all or any part of any the Properties of the Issuer or any Subsidiary Guarantor, whether now owned or hereafter acquired, leased or licensed; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer will be governed by Article 5 and not by Section 4.13.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	dispositions of assets among the Company Parties, including transfers of assets by a Company Party to a newly-formed entity that becomes a Subsidiary Guarantor;

(2)	dispositions in the ordinary course of its business;

(3)	sales, leases, licenses or subleases, transfers or other dispositions of real or personal Property of the Subsidiary Guarantors (A) in each case, the Fair Market Value of which does not to exceed $15.0 million in the aggregate in any Fiscal Year, (B) that are obsolete, damaged, worn out, surplus or not used or useful in any material respect in the business of the Subsidiary Guarantors in connection the ownership, operation or maintenance of the Projects, including the lapse or expiration of Intellectual Property at the end of their respective statutory terms and abandonment of Intellectual Property that is not material to the business of the Subsidiary Guarantors or the ownership, operation or maintenance of the Projects or (C) which is Excess Property;

(4)	to the extent constituting a sale, lease transfer, assignment conveyance, exchange or other disposition, upon any equipment failure, the replacement of such failed equipment with comparable equipment;

(5)	the liquidation, sale or use of Cash and Cash Equivalents;

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(6)	sales or discounts without recourse (other than customary representations and warranties) of accounts receivable in connection with the compromise, collection or other disposition thereof;

(7)	transfers of condemned property as a result of the exercise of “eminent domain” (or other similar policies and condemnation proceedings) to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement (or similar casualty loss proceedings);

(8)	leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of any Company Party or the ownership, operation or maintenance of the Projects;

(9)	any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(10)	[reserved];

(11)	[reserved];

(12)	the expiration of any option agreement with respect to real or personal property;

(13)	dispositions of letters of credit and/or bank guarantees (and/or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for Cash and/or Cash Equivalents;

(14)	the granting of easements or other interests in real property related to the Projects to other Persons so long as such grant is in the ordinary course of business, would constitute a Permitted Lien or would not reasonably be expected to materially detract from the value or use of the affected property or to interfere in any material respect with such Subsidiary Guarantor’s ability to construct or operate the Projects, sell or distribute power therefrom or perform any material obligation under any Project Document;

(15)	transfers of all of the equity interests in a Subsidiary Guarantor, where, had such Subsidiary Guarantor’s assets been held by the transferor directly, their disposition would not have constituted an Asset Sale; and

(16)	any lease, license or sublease, sale, assignment conveyance, transfer or other disposition of Excess Property.

“Asset Sale/Casualty Event Offer” has the meaning specified in Section 4.13(c).

“Authorized Officer” means, with respect to (i) delivering an Officer’s Certificate pursuant to this Indenture, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, the general counsel, the principal accounting officer, the managing director or any other person of the Issuer having substantially the same responsibilities as the aforementioned officers, and (ii) any other matter in connection with this Indenture, the chief executive officer, the chief financial officer, the treasurer, any assistant treasurer, the general counsel or a responsible financial or accounting officer of the Issuer.

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“Available Retained Excess Cash Flow Amount” means, on any date of determination, the aggregate amount required to be deposited in the Revenue Account minus the sum for the period from, and including, the Issue Date to, but excluding, the last date of the most recently completed fiscal quarter of (x) all interest, principal amortization or other Debt Service or other principal payments paid in respect of the Notes or other Debt, (y) without duplication of amounts described in clause (x), additional amounts deposited in the Debt Service Reserve Account in respect of the Notes and (z) operating expenses paid pursuant to Section 4.23(b)(2)(i) and amounts paid pursuant to Section 4.05(b)(1), in each case, paid by Issuer and its Subsidiaries.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act as of the Issue Date. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof (or, if applicable, the board of directors of the limited liability company or any committee thereof duly authorized to act on behalf of such board); and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York or place of payment of the Notes are authorized or required by law or other governmental action to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand account or Deposit Account.

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“Cash Equivalents” means any of the following: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, in each case maturing within one year from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (d) demand deposits, time deposits, certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts or deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America, any State thereof, any country that is a member of the OECD or any political subdivision thereof, that has a combined capital and surplus and undivided profits of not less than $500,000,000; (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in the foregoing clauses (a) and (b) and entered into with a financial institution satisfying the criteria of the foregoing clause (d); (f) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency); and (g) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, substantially all of whose assets are invested in investments of the type described in the foregoing clauses (a) through (e).

“Casualty Event” means a casualty event that causes all or a material portion of the Property of any Subsidiary Guarantor to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than (a) ordinary use and wear and tear or (b) any Event of Eminent Domain.

“Change of Control” means the occurrence of any of the following: (a) the Issuer becomes aware that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than a Permitted Holder) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock of Parent representing more than fifty percent (50%) on a fully diluted basis of the aggregate voting power represented by the issued and outstanding Capital Stock of Parent; (b) Parent and any Permitted Holders shall, in the aggregate, fail to own and control, directly or indirectly, beneficially and of record, Capital Stock of the Issuer representing at least one hundred percent (100%) on a fully diluted basis of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Issuer; or (c) the Issuer shall, in the aggregate, fail to own and control, directly or indirectly, beneficially and of record, Capital Stock of each Subsidiary Guarantor representing at least one hundred percent (100%) on a fully diluted basis of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of each Subsidiary Guarantor. Notwithstanding the foregoing, a transaction in which the Parent becomes a subsidiary of another Person (such Person, the “New Parent”) shall not constitute a Change of Control if immediately following the consummation of such transaction, no person, other than a Permitted Holder, the New Parent or any subsidiary of the New Parent, beneficially owns, directly or indirectly through one or more intermediaries, Capital Stock of Parent representing more than 50% on a fully diluted basis of the aggregate voting power represented by the issued and outstanding Capital Stock of Parent.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Capital Stock (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding voting stock of Parent owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Capital Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50% of the total voting power of the Capital Stock of such Person’s parent and (iv) the right to acquire Capital Stock (so long as such Person does not have the right to direct the voting of the Capital Stock subject to such right) or any veto power in connection with the acquisition or disposition of Capital Stock will not cause a party to be a beneficial owner.

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“Code” means the Internal Revenue Code 1986, as amended.

“Collateral” means (a) the Capital Stock of the Issuer and each Subsidiary Guarantor, (b) all Property of the Company Parties, now owned or hereafter acquired and (c) the Project Accounts; provided that Excluded Property shall not constitute Collateral. For avoidance of doubt, the Escrowed Funds are not “Collateral”, but will be collateral for the Notes as set forth in the Escrow Agreement.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent as appointed pursuant to this Indenture and any of its successors in such capacity.

“Collateral Documents” means the Security Agreement (and any agreement entered into, or required to be delivered, by any of the Company Parties, as applicable, pursuant to the terms of the Security Agreement in order to perfect the Lien created on any Property pursuant thereto), the Holdco Pledge Agreement, the Mortgages, any account control agreement with any bank in respect of the Project Accounts and any other Deposit Account (other than Excluded Accounts), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Notes Secured Parties to secure the obligations and liabilities of any Company Party under any Notes Document. For the avoidance of doubt, the Escrow Agreement does not constitute a “Collateral Document”, but will provide for a security interest in the Escrowed Funds as set forth in the Escrow Agreement.

“Commencement Date” means, with respect to any Datacenter Lease in respect of any Project, being the date on which the conditions to the first commencement date of such Datacenter Lease are satisfied and such Datacenter Lease commences.

“Company Order” means a written order signed in the name of the Issuer by one Authorized Officer.

“Company Party” means, individually or collectively, as the context may require, the Issuer and each Subsidiary Guarantor.

“Completion Guarantee” means that certain Completion Guarantee to be entered into on or about the Issue Date, by and among Parent and the Collateral Agent, as the same may be amended, supplemented or modified from time to time.

“Construction Period” means, with respect to any Project, the period from the Issue Date until the occurrence of the commencement date of the final phase under the Datacenter Lease related to such Project.

“Contractual Obligations” means, as applied to any Person, any provision of any Capital Stock issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its Properties is bound.

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“Corporate Services Agreement” means that certain Corporate Services Agreement, dated as of October 6, 2025, by and between Parent and APLD HPC TopCo 2 LLC, a Delaware limited liability company, as amended, restated, supplemented or otherwise modified; provided that the terms thereof, taken as a whole, after giving effect to any such amendment, restatement, supplement or other modification, are not materially less favorable to the Company Parties than the terms, taken as a whole, as of the Issue Date.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.01 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Datacenter Lease Termination Fee” means a termination fee with respect to a Datacenter Lease.

“Datacenter Leases” means, collectively, (a) the FAR-01 Datacenter Lease and the FAR-02 Datacenter Lease and (b) any other datacenter lease in respect of the applicable Project.

“Debt” as applied to any Person, means, without duplication, (a) all obligations of such Person for borrowed money; (b) that portion of obligations with respect to Finance Lease Obligations that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds, debentures, drafts or other similar instruments representing extensions of credit whether or not representing obligations for borrowed money; (d) all obligations of such Person in respect of the deferred purchase price of property (excluding (i) trade payables, (ii) expenses accrued in the ordinary course of business and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business) which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery of title thereto; (e) all Debt of others secured by any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed; provided that the amount of such Debt will be the lesser of (i) the Fair Market Value of such asset as determined by such Person in good faith on the date of determination and (ii) the amount of such Debt of other Persons; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; and (g) the net mark-to-market exposure of such Person in respect of any exchange traded or over the counter derivative transaction; provided, that in no event shall (A) deferred compensation arrangements, (B) non-compete or consulting obligations, (C) earn out obligations until such obligations are earned or mature in accordance with GAAP, (D) asset retirement obligations and (E) working capital or other adjustments to purchase price or indemnification obligations under purchase agreements (except to the extent that the amount payable is, or becomes, reasonably determinable and would be reflected on a balance sheet in accordance with GAAP), in each case, constitute Debt of a Person for the purposes of Section 4.04.

“Debt Service” means, for any period, the sum of (without duplication) (a) all scheduled principal payable during such period in respect of any senior secured or unsecured debt facility, (b) the amount of interest expense in respect of any senior secured or unsecured debt facility, (c) all scheduled principal, interest or premiums in respect of the Notes pursuant to this Indenture, and (d) the amount of any commitment fees or other scheduled fees in paid or payable in connection with any Debt (other than fees that constitute operating expenses) and excluding payments at maturity, redemptions, prepayments or repurchases.

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“Debt Service Reserve” means, with respect to the Notes Secured Parties, any cash or cash equivalents pledged by, or other letter of credit issued on behalf of, the Issuer and the Subsidiary Guarantors in favor of the Collateral Agent, for the benefit of any Notes Secured Party, to support the Notes Obligations of the Company Parties in respect of the Notes Documents including any cash or cash equivalents on deposit in, or credited to, the Debt Service Reserve Account (and any other account established in the name of the Company Parties, as applicable, subject to the Lien and control of the Collateral Agent to satisfy any Debt Service Reserve) from time to time or any other letter of credit issued in favor of the Collateral Agent in lieu of such cash or cash equivalents for the benefit of the Notes Secured Parties.

“Debt Service Reserve Required Amount” means, from and after the Issue Date, an amount equal to $148.0 million, plus a proportionate amount in connection with any Additional Notes to the extent such issuance of Additional Notes results in a greater aggregate principal amount of Notes outstanding than the amount outstanding on the Issue Date (i.e., if the amount of Additional Notes issued exceeds the amount of Notes repurchased or redeemed prior to the date of such issuance).

“Default” means any Event of Default or a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Deposit Account” means a demand, time, savings, checking, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depository” means DTC, its nominees and their respective successors.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and the Subsidiary Guarantors (the “Performance References”).

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by any Company Party in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Equity Interests” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Capital Stock that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the maturity date of the Notes. Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case, in the ordinary course of business of the Issuer or any Subsidiary, such Capital Stock shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Issuer (or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

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“Distribution Compliance Period” means the 40-day distribution compliance period as defined in Regulation S.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“DTC” means The Depository Trust Company.

“Electricity Sellers” means Minnkota Power Cooperative and Cass County Electric Cooperative.

“Eligible Escrow Investments” shall mean (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of investment; (b) commercial paper maturing no more than 270 days after the date of investment and having, at such date of investment, a credit rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of investment issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank having capital and surplus in excess of $50,000,000,000; (d) fully collateralized repurchase agreements for securities described in clause (a) above, maturing within 30 days from the date of investment, with a bank or trust company or recognized securities dealer having capital and surplus in excess of $50,000,000,000; (e) money market funds at least 100% of the assets of which constitute investments of the type described in clauses (a) through (d) above; and (f) such other investments similar to the investments of the type described in clauses (a) through (e) above as the Issuer and the Escrow Agent shall agree.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (a) a public or private sale of the Capital Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Equity Interest) or (b) any cash contribution to the equity capital of the Issuer, other than: (i) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8; and (ii) issuances to any Subsidiary of the Issuer or any such parent, in each case made after the Issue Date.

“ESA Condition” means the entry of the Issuer and/or the applicable Subsidiary Guarantor(s) (together with any of their Affiliates, if applicable) into an ESA satisfying the requirements described in Section 15.04(a).

“Escrow Agent” means Goldman Sachs Bank USA, in its capacity as escrow agent.

“Escrow Agreement” means that certain Escrow Agreement, dated as of March 10, 2026, by and among the Issuer, the Trustee, and the Escrow Agent, as such agreement may be amended, restated, amended and restated, modified, or supplemented from time to time.

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“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear System, and any successor thereto.

“Event of Eminent Domain” means any action, series of actions, omissions or series of omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or a material portion of the Property of any Subsidiary Guarantor (including any Capital Stock of any Subsidiary Guarantor) or (b) by which such Governmental Authority assumes custody or control of the Property (other than immaterial portions of such Property) or business operations of any Subsidiary Guarantor or any Capital Stock of any Subsidiary Guarantor, in each case, that is reasonably anticipated to last for more than 90 consecutive days.

“Excess Capacity Assets” means any interconnection capacity (measured in megawatts) in excess of the planned 150MW allocated to the FAR-01 Project or the planned 50MW allocated to the FAR-02 Project, as applicable, and all physical interconnection and related facilities, assets, contracts, rights, revenues, and proceeds directly related to or derived from such excess interconnection capacity (i.e., any and all interconnection capacity in excess of planned 150MW in the FAR-01 Building or planned 50MW in the FAR-02 Building, as applicable); provided that, for the avoidance of doubt, all interconnection capacity up to the planned 150MW allocated to the FAR-01 Project and up to the planned 50MW allocated to the FAR-02 Project, as applicable, and all assets, contracts, rights, revenues, and proceeds directly related thereto shall constitute Collateral and shall not be Excess Capacity Assets.

“Excess Property” means (x) any right, title or interest in real property of any kind held by any Company Party and that are not reasonably expected to be required for such Company Party to perform its obligations under the Datacenter Lease (as determined by the Issuer in good faith) and (y) any interconnection capacity (measured in megawatts) not allocated to the Datacenter Lease (as determined by the Issuer in good faith), and all other assets or rights of the Company Parties and/or the Project, as applicable, that are directly related to such unallocated capacity, including, without limitation, any Excess Capacity Assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Accounts” means (a) trust fund accounts and escrow accounts held exclusively for the benefit of an unaffiliated third party and payroll accounts, in each case, to the extent solely used for such purpose, (b) accounts maintained solely for the purpose of consummating ordinary course transactions that do not have an average aggregate daily balance which exceeds $5.0 million, (c) deposit accounts maintained solely as zero balance disbursement accounts other than the Project Accounts, and (d) the Escrow Account (until the Escrow Release Date or the Special Mandatory Redemption Date, as applicable); provided that, notwithstanding anything to the contrary in this definition or the Notes Documents, in no event shall any Project Account at any time constitute an Excluded Account.

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“Excluded Property” means:

(a)	any contracts, permits, licenses, leases, accounts, general intangibles (other than any capital stock), payment intangibles, chattel paper, letter-of-credit rights and promissory notes (including any of its rights or interests thereunder) if the grant of such security interest therein shall (i) give any other Person party to such contract, permit, license, lease, account, general intangible (other than any capital stock), payment intangible, chattel paper, letter of credit or promissory note the right to terminate its obligations thereunder, (ii) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the Issuer or any Subsidiary Guarantor in or under such contract, permit, license, lease, account, general intangible (other than any capital stock), payment intangible, chattel paper, letter of credit or promissory note, (iii) require any consent not obtained under any such contract, permit, license, lease, account, general intangible (other than any capital stock), payment intangible, chattel paper, letter of credit or promissory note or (iv) constitute or result in a prohibition, breach or termination pursuant to the terms of any such contract, permit, license, lease, account, general intangible (other than any capital stock), payment intangible, chattel paper, letter of credit or promissory note (in each case of clauses (i) through (iv), after giving effect to Sections 9-406, 9-407, 9-408 and 9-409 of the UCC (and any successor provision or provisions) of any relevant jurisdiction and any other applicable law (including the Bankruptcy Code) or principles of equity);

(b)	any contracts, permits, licenses, leases, accounts, general intangibles (other than any capital stock), payment intangibles, chattel paper, letter-of-credit rights and promissory notes (including any of its rights or interests thereunder) to the extent that a security interest therein is prohibited by or in violation of any law, rule or regulation or under the terms of such contracts, permits, licenses, leases, accounts, general intangibles, payment intangibles, chattel paper, letter-of-credit rights and promissory notes applicable to the Issuer or such Subsidiary Guarantor (other than to the extent that any such prohibition or violation would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity) or which would require governmental (including regulatory) consent; provided that any such property described in this paragraph (b) and the foregoing paragraph (a) shall constitute Excluded Property only to the extent and for so long as the consequences specified above shall exist and shall cease to be Excluded Property and shall become subject to the Lien granted under the Collateral Documents, immediately and automatically, at such time as no such consequences shall exist;

(c)	all motor vehicles, vessels, cars, trucks, trailers, aircraft, rolling stock, construction and earthmoving equipment and any other assets subject to a certificate of title law of any state (other than to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement);

(d)	assets subject to Finance Lease Obligations, purchase money financing and cash to secure letter of credit reimbursement obligations to the extent such Finance Lease Obligations, purchase money financing or letters of credit are permitted under this Indenture and the terms thereof prohibit a grant of a security interest therein;

(e)	Excluded Accounts;

(f)	any letter-of-credit right to the extent a security interest in such letter-of-credit right cannot be perfected by a filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter-of-credit rights, other than the filing of a UCC financing statement);

(g)	any commercial tort claim with a value (as determined in good faith by the Issuer or any Subsidiary Guarantor) of less than $15.0 million;

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(h)	any intent-to-use application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use trademark application under applicable federal law;

(i)	to the extent pledged to a commodity counterparty, such as an energy manager or fuel supplier in the ordinary course of business, accounts receivable (and accounts into which the proceeds of such accounts receivable are deposited, including “lockbox” and similar accounts) owed by any Person to the Issuer or any Subsidiary Guarantor for the purchase of electric energy and other related products or services (but excluding, as of any date, any such accounts receivable, accounts or proceeds held by or pledged to such commodity counterparty in excess of 55 days as of such date);

(j)	margin, clearing or similar accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, exchanges related to the trading of energy (including the Intercontinental Exchange), customers, trading counterparties, or any other parties or issuers of surety bonds and any proceeds thereof, in the ordinary course of business;

(k)	“Margin Stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (as in effect from time to time);

(l)	any Real Estate Asset with a Fair Market Value (as determined in good faith by the Issuer or such Subsidiary Guarantor) of less than $5.0 million or with respect to which the Issuer shall have reasonably determined that the costs (including recording Taxes and filing fees) of creating and perfecting a Lien on such Real Estate Asset are excessive in relation to the value of the security afforded thereby;

(m)	any particular assets if the creation or perfection of pledges of, or security interests in, any property or assets would result in material adverse tax consequences to the Issuer or any Subsidiary Guarantor, or any direct or indirect parent entity of the Issuer, as reasonably determined by the Issuer or any Subsidiary Guarantor in good faith;

(n)	any particular assets if the Issuer or any Subsidiary Guarantor reasonably determines that the burden, cost or consequences (including any adverse tax consequences) of creating or perfecting such pledges or security interests therein are excessive in relation to the practical benefits to be obtained therefrom by the Notes Secured Parties;

(o)	any assets sold or otherwise transferred to any Person other than the Issuer or any Subsidiary Guarantor in compliance with the Notes Documents;

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(p)	any distribution or other Restricted Payments (as defined below) which the Issuer in turn distributes to any parent company or any other Person upon any such distribution; provided that such distribution or other Restricted Payment to any parent company or any such other Person is made pursuant to, or otherwise in accordance with, the terms of this Indenture;

(q)	any Excess Property that is released from the Collateral in accordance with the Notes Documents; and

(r)	any Excess Capacity Assets;

provided that, in no event shall the Capital Stock issued by each Company Party constitute Excluded Property.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an authorized officer of the Issuer.

“FAR-01 Building” means the building under construction known as “FAR-01” situated on the Harwood Property.

“FAR-01 Datacenter Lease” means the MSA, as supplemented by the Data Center Service Order No. ORCL-FAR01_HZZ1-01 dated October 20, 2025, by and between APLD FAR-01 LLC and Oracle, as further amended and restated, modified or supplemented from time to time.

“FAR-01 Project” means the 150MW data center subject to the FAR-01 Datacenter Lease to be located in the FAR-01 Building.

“FAR-02 Building” means the building under construction known as “FAR-02” situated on the Harwood Property.

“FAR-02 Datacenter Lease” means the MSA, as supplemented by the Data Center Service Order No. ORCL-FAR02_HZZ15 -01 dated October 20, 2025, by and between APLD FAR-02 LLC and Oracle, as further amended and restated, modified or supplemented from time to time.

“FAR-02 Project” means the 50MW data center subject to the FAR-02 Datacenter Lease to be located in a portion of the FAR-02 Building.

“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP; provided that (x) the amount of such obligations shall be the amount thereof determined in accordance with GAAP and (y) the final maturity of such obligations shall be the date of the last payment due under such lease (or other arrangement) before such lease (or other arrangement) may be terminated by the lessee without payment of a premium or penalty.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means a fiscal year of the Company Parties ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

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“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Issuer may, by written notice to the Trustee, elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Finance Lease Obligations,” “Debt,” and “debt for borrowed money,” including any future changes in GAAP that would require lease (or “synthetic lease”) obligations to be included as Debt on a Company Party’s balance sheet, (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture that may be specified by the Issuer by written notice to the Trustee from time to time; provided that a Company Party may elect to remove any term from constituting a Fixed GAAP Term.

“Fund Vehicle” means (i) an Investment Fund that makes investments in multiple portfolio companies, together with any alternative investment vehicles, (ii) feeder funds, parallel funds, intermediate entities, blocker corporations or other entities, in each case, that was formed for the purposes of investment with any fund described in clause (i), and (iii) any investment vehicle, directly or indirectly, controlled by any fund described in clause (i) or (ii).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on the Fixed GAAP Date consistently applied.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01 hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Issuer’s option.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or, to the extent applicable and legally binding, a foreign entity or government or any securities exchange (including any supra-national bodies such as the European Union or the European Central Bank), any self-regulatory organization (including the National Association of Insurance Commissioners) and any applicable regional transmission organization or independent system operator as approved by FERC or NERC, including PJM.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Grantor” has the meaning specified in the Security Agreement as in effect on the Issue Date.

“Harwood Property” means the real property located at 6805 County Rd 81, Harwood, ND 58042.

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“Holdco Pledge Agreement” means that certain pledge agreement, to dated as of the Issue Date, by and among HoldCo and the Collateral Agent relating to the pledge by HoldCo of its Equity Interests of the Issuer, as the same may be amended, supplemented, restated, replaced or modified from time to time.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $2,150,000,000 aggregate principal amount of 6.75% Senior Secured Notes due 2031 issued under this Indenture on the Issue Date.

“Insolvency or Liquidation Proceeding” means:

(a)	any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to the Issuer or any Subsidiary Guarantor;

(b)	any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Issuer or any Subsidiary Guarantor or with respect to a material portion of their respective assets;

(c)	any liquidation, dissolution, reorganization or winding up of the Issuer or any Subsidiary Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d)	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Issuer or any Subsidiary Guarantor.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights and registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications for registration thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including proprietary designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

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“Investment” means (a) any direct or indirect purchase or other acquisition by a Company Party of, or of a beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by a Company Party from any Person, of any Capital Stock of such Person; and (c) any direct or indirect loan, guarantee, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by a Company Party to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment; provided that any returns or distributions of capital or repayment of principal actually received in Cash by such other Person with respect thereto shall reduce the amount of an Investment; provided further that if a distribution reduces the amount of an Investment below zero, then such amount will deemed to be zero Dollars, but the Company Parties may count the unused portion of the distribution against future Investments.

“Investment Fund” means (i) a private equity fund, hedge fund, family office or other investment fund that makes investments in debt or equity securities and/or portfolio companies, (ii) an alternative investment vehicle for a private equity fund, hedge fund, family office or other investment fund making investments of the type described in the foregoing clause (i), (iii) any Person (other than a portfolio company), directly or indirectly, controlled by, or under common control with, any private equity fund, hedge fund, family office or other investment fund (or group of affiliated private equity funds, hedge funds, family offices or other investment funds) described in the foregoing clauses (i) and (ii), and/or (iv) any general partner or managing member who is an Affiliate of any of the foregoing.

“Issue Date” means March 10, 2026.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, and Governmental Authorizations of, and agreements with, any Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, pledge, security interest, encumbrance or lien of any kind in the nature of security or any other agreement or arrangement having a similar effect; provided that in no event shall an operating lease be deemed to constitute a Lien. For the avoidance of doubt, “Lien” shall not include any netting or set-off arrangements under any Contractual Obligation (other than any Contractual Obligation constituting debt for borrowed money or having the effect of debt for borrowed money) otherwise permitted under the terms of this Indenture.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

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“Macquarie Group” means (i) Macquarie Group Limited (“MGL”), any holding company of MGL (including any holding company interposed for the purposes of an internal reorganization) (an “MGL Holding Company”), any subsidiary undertaking of MGL or of an MGL Holding Company; (ii) any Fund Vehicle or other legal entity which is advised by or the assets of which are managed by any entity referred to in the immediately preceding clause (i), including Macquarie Infrastructure Partners VI SCSp, Macquarie Infrastructure Partners VI, L.P., and their respective general partners; (iii) any subsidiary undertaking of a Fund Vehicle or legal entity referred to in the immediately preceding clause (ii), (iv) MIP HPC Holdings, LLC, and (v) any Affiliate of any of the foregoing; provided, however, that the term “advised” means being in receipt of advice in relation to the management of investments of that legal entity which (other than in relation to actually making decisions to implement such advice) is substantially the same as the services which would be provided by a manager of the relevant legal entity.

“Management Group” means the group consisting of the directors, executive officers and other management personnel (and their respective Immediate Family Members) of the Parent on the Issue Date.

“Margin Stock” has the meaning specified in Regulation U.

“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of common Equity Interests of a Person (or any direct or indirect parent entity) on the date of its assumption of a Datacenter Lease, multiplied by (b) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of assumption of a Datacenter Lease.

“Market Intercreditor Agreement” means an intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision) the terms of which are either (a)(i) consistent with market terms governing intercreditor arrangements for the sharing or subordination of Liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Debt subject thereto or (ii) taken as a whole, not materially less favorable to the holders of the notes than the terms of any Acceptable Intercreditor Agreement governing similar priorities that is then in effect, in each case as determined by the Issuer in good faith or (b) in the event an “Acceptable Intercreditor Agreement” has been entered into after the Issue Date meeting the requirement of the preceding clause (a), the terms of which are, taken as a whole, not materially less favorable to the holders of the Notes than the terms of such Acceptable Intercreditor Agreement to the extent such agreement governs similar priorities, in each case of clause (a) or (b) as determined by the Issuer in good faith.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company Parties, taken as a whole, (b) the ability of the Company Parties, taken as a whole, to fully and timely perform their Obligations under the Notes Documents or (c) the rights and remedies of the Holders, taken as a whole, under the Notes Documents.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereof.

“Mortgaged Property” means all Real Estate Assets of any Subsidiary Guarantor subject to the Mortgages.

“Mortgages” mean, collectively, the mortgages, deeds of trust, deeds to secure debt and other security documents (including amendments to any of the foregoing) delivered with respect to Real Estate Assets, as amended, supplemented or otherwise modified from time to time including all such changes as may be required to account for local law matters.

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“MSA” means that certain Master Service Agreement, dated October 20, 2025, by and between Parent and Oracle.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act.

“Net Cash Proceeds” means:

(a)	with respect to any proceeds of or under any casualty or property insurance, indemnity, condemnation awards, warranty or guaranty (including any proceeds received from business interruption insurance, or payments in lieu thereof) received by any Subsidiary Guarantor in connection with the occurrence of any Casualty Event or Event of Eminent Domain, the sum of Cash and Cash Equivalents received by such Subsidiary Guarantor in connection with such Casualty Event or Event of Eminent Domain net of the sum of (A) all reasonable out of pocket costs and expenses (including legal and accounting fees and expenses, underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated to be payable by the Company Parties in connection with such event or with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds, (B) federal, state, provincial, foreign and local Taxes reasonably estimated to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith (including any Permitted Tax Distribution Amount) and (C) the amount of any reserves established by the Company Parties to fund contingent liabilities reasonably estimated to be payable, in each case, that are directly attributable to such event (as determined reasonably and in good faith by an officer of the Company Parties); and

(b)	with respect to any Asset Sale (including in connection with issuance of Capital Stock), the sum of the Cash and Cash Equivalents received by a Company Party in respect of such Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Debt relating to the disposed assets or other consideration received in any other non-cash form), net of the costs relating to such Asset Sale or the applicable asset and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, payments to employees and brokerage and sales commissions), taxes paid or payable (in the good faith determination of the Issuer) as a result thereof (including any tax distributions), amounts required to be applied to the repayment of principal, premium (if any) and interest on Debt required (other than with respect to the Notes) to be paid as a result of such transaction, required payments of other obligations relating to the applicable asset, any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and payments made to holders of non-controlling interests in non-wholly owned subsidiaries as a result of such Asset Sale.

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“Net Operating Income” means, for any applicable period, (x) all revenues of the Issuer and its Subsidiaries for such period minus (y) all operating expenses of the type described in clause (ii) of the last paragraph of Section 4.23(b) of the Issuer and its Subsidiaries for such period payable.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Subsidiary Guarantor immediately prior to such date of determination.

“Notes” means the Initial Notes and any Additional Notes.

“Notes Documents” means this Indenture, the Notes and the Collateral Documents.

“Notes Obligations” means the Obligations under the Notes and the other Notes Documents.

“Notes Secured Parties” means the holders of the Notes Obligations, including the Trustee, the Collateral Agent and the Holders. “Notes Secured Party” shall have correlative meanings.

“Obligations” means any principal (including reimbursement obligations and obligations to provide cash collateral with respect to letters of credit, whether or not drawn), interest, fees and expenses (including, to the extent legally permitted, all interest, fees and expenses accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate even if such interest, fees and expenses is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), settlement payments, termination payments, margin payments, penalties, fees, charges, expenses, indemnifications, reimbursements, damages, guarantees, other liabilities, amounts payable, or obligations under the Notes Documents or other obligations in respect thereof.

“Offering Memorandum” means the Offering Memorandum, dated March 3, 2026, related to the issuance and sale of the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the General Counsel, any Assistant General Counsel, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Authorized Officer that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.03 herein. The counsel may be an employee of or counsel to the Issuer or any Subsidiary of the Issuer.

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“Oracle” means, individually or collectively, Oracle Corporation, a Delaware corporation, together with its wholly owned subsidiaries, Oracle America, Inc., a Delaware corporation, and Oracle America Cloud Services, LLC (f/k/a Green Chile Ventures LLC), a Delaware limited liability company, as the context may require.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its bylaws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, and (d) with respect to any limited liability company, its articles of organization, and its operating agreement. In the event any term or condition of this Indenture or any other Notes Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Participant” means, with respect to the Depository, Euroclear or Clearstream, a Person who has an account with the Depository, Euroclear or Clearstream, respectively, and, with respect to DTC, shall include Euroclear and Clearstream.

“Pass Through Operating Expenses” means all operating expenses relating to the Projects, including, without limitation, all expenditures in respect of the payment of taxes (other than any Permitted Tax Distribution Amounts), operating, repair and maintenance expenses, administrative expenses, insurance, amounts owing under intercompany contracts among the Company Parties, in each case that are paid for by Parent or an Affiliate of Parent (other than the Company Parties) for the benefit of the Company Parties.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended).

“Paying Agent” means the office or agency where Notes may be presented for payment. The term “Paying Agent” includes any additional paying agent.

“Payment Date” means March 15 and September 15 of each year, beginning on September 15, 2026.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the any of the Company Parties and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.13.

“Permitted Holder” means, at any time, each of (i) the Management Group, (ii) any Person that, directly or indirectly, holds or acquires 100% of the total voting power of the Capital Stock of Parent, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders, holds more than 50% of the total voting power of the Capital Stock thereof, (iii) any group (within the meeting of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing, any Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided, that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, no Person or other group (other than the Permitted Holders specified in clauses (i), (ii), (iv) and (v) of this definition) owns, directly or indirectly, more than 50% of the total voting power of the voting stock of Parent held by such group, (iv) the Macquarie Group and (v) any New Parent and its subsidiaries. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership or assets or properties of Parent constitutes a Change of Control in respect of which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

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“Permitted Investments” shall mean:

(a)	Investments in a Company Party (including the Capital Stock of a Company Party);

(b)	(x) Investments existing on the Issue Date; provided that the amount of any Investment existing on the Issue Date has not increased from the amount of such Investment on the Issue Date, except (A) by capitalized amounts related to unpaid accrued interest and/or premium or (B) pursuant to the terms of such Investment as in effect on the Issue Date and (y) guarantees of Debt permitted under Section 4.04;

(c)	Investments in Cash and Cash Equivalents (or that were Cash Equivalents at the time when made);

(d)	Investments (A) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (B) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Subsidiary Guarantors;

(e)	loans and advances to officers, directors and employees of the Subsidiary Guarantors made in the ordinary course of business in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(f)	to the extent constituting Investments, Liens, Debt, Asset Sales and Restricted Payments which are not prohibited by Section 4.04, Section 4.05, Section 4.06, Section 4.13, and Article V;

(g)	demand or deposit accounts with banks or other financial institutions to the extent permitted pursuant to Section 4.23 and Section 4.22;

(h)	with respect to any Casualty Event or Event of Eminent Domain, the application of any related Net Cash Proceeds to purchase any Property useful in the business of any Subsidiary Guarantor or any Project, as applicable (or, in the case of a Casualty Event, used to replace damaged or destroyed assets) in accordance with the terms of the Transaction Documents;

(i)	guarantees by the Company Parties of leases of the Company Parties or of other obligations, in each case, entered into in the ordinary course of business and payments thereon or Investments in respect thereof in lieu of such payments;

(j)	solely following the occurrence of the Final Commencement Date, in addition to Investments permitted by clauses (a) through (o) of this definition, the Subsidiary Guarantors may make additional loans, advances and other Investments to or in a Person (including a Joint Venture) in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (j) at any one time outstanding not to exceed 30.0% of Net Operating Income for the most recently ended four full fiscal quarters for which financial statements have been delivered or deemed delivered to the Trustee;

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(k)	to the extent any Company Party may make any Restricted Payment, any such Company Party may make an Investment in lieu thereof; provided that such Investment shall be treated as if it was made as a Restricted Payment for purposes of testing compliance with Section 4.05;

(l)	to the extent constituting an Investment, buybacks of any Debt permitted pursuant to Section 4.04;

(m)	Investments made pursuant to, or in connection with, the Transaction Documents;

(n)	solely following the occurrence of the Final Commencement Date, Investments in Joint Ventures or Similar Businesses (in each case, valued in good faith by the Issuer) not to exceed, at any one time in the aggregate outstanding under this clause (n), an amount that would cause the ratio of (i) (x) the aggregate principal amount of all outstanding Debt of the Issuer and its Subsidiaries as of an applicable date of determination minus (y) the amount of Cash or Cash Equivalents that would be stated on the balance sheet of the Issuer and its Subsidiaries as of such date of determination, to (ii) the Net Operating Income of the Issuer and its Subsidiaries, to exceed 3.00 to 1.00 on a pro forma basis for such Investment;

(o)	any Investment in securities or other assets not constituting Cash or Cash Equivalents and received in connection with an Asset Sale or any other disposition of assets not constituting an Asset Sale permitted under this Indenture;

(p)	to the extent constituting an Investment, the entry into, and any transaction contemplated by, any Shared Facilities Agreement in connection with a Shared Facilities Arrangement; and

(q)	any Investment in Excess Capacity Assets.

“Permitted Liens” means, with respect to the Company Parties:

(a)	Liens for Taxes;

(b)	materialmen’s, mechanics’, carriers’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business or in connection with the operation and maintenance of the Property of any Company Party, which do not in the aggregate materially detract from the value of the Property to which they are attached or materially impair the use thereof or for amounts not yet overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

(c)	Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds (other than bonds related to judgment or litigation to the extent such judgment or litigation constitutes an Event of Default), bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of debt for borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of Property of any Company Party;

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(d)	[reserved];

(e)	easements, rights-of-way, restrictions, title imperfections, survey exceptions, trackage rights, licenses, leases, special assessments, rights-of-way, covenants, conditions, restrictions, declarations, encroachments, encumbrances, other defects or irregularities in title and similar matters if the same do not have a materially adverse effect on the operation or use of such property in the ordinary course of the business of any Company Party;

(f)	any lien or interest or title of a lessor or sublessor arising by statute or under any lease (provided that any landlord lien on any Real Estate Asset shall be required to be waived or subordinated to the Liens securing the Notes) of real estate permitted hereunder;

(g)	purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)	encumbrances on real property in the nature of any zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority on any Real Estate Asset, if the same does not have a materially adverse effect on the operations or use of such Real Estate Asset in the ordinary course of the business of any Company Party;

(j)	non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by any Company Party in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of any Company Party;

(k)	[Reserved];

(l)	Liens under the Collateral Documents with respect to the Notes; provided, that such Liens only secure Debt permitted pursuant to Section 4.04(a)(2)(x);

(m)	purchase money Liens upon or in real property or equipment acquired or held by any Company Party in the ordinary course of business securing the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or existing on any such property or equipment of any Person that is merged or consolidated with or into the Issuer or any of its subsidiaries, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved (other than improvements, accessions or proceeds in respect thereof and assets fixed or appurtenant thereto), and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided, further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (m) shall not exceed the amount permitted under Section 4.04(a)(7) at any time outstanding;

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(n)	Liens solely on any cash earnest money deposits made by any Company Party in connection with any letter of intent or purchase agreement permitted hereunder;

(o)	in respect of any Company Party, Liens arising out of judgments or awards (or the payment of money) not constituting an Event of Default under Section 6.01(7) or securing appeal or other surety bonds related to such judgments or awards, to the extent such judgments do not otherwise constitute an Event of Default under Section 6.01;

(p)	Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights or relating to purchase orders and other agreements entered into with customers of any Company Party in the ordinary course of business (including any energy management agreement);

(q)	Liens or pledges of deposits of Cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;

(r)	any Liens with respect to the Properties of any Company Party that arise under Contractual Obligations of such Company Party as in effect on the Issue Date, but only to the extent the same have been disclosed to the Trustee prior to the Issue Date;

(s)	Liens in an amount not to exceed in the aggregate $10.0 million at any time outstanding not otherwise constituting Permitted Liens under the definition thereof incidental to the ordinary course of business and securing obligations that are operational and/or administrative in nature, that do not individually or in the aggregate materially impair the Projects;

(t)	Liens on any Excess Property, or granted under or in connection with any Shared Facilities Agreement;

(u)	Liens arising under Finance Lease Obligations; provided, that no such Lien shall extend to or cover any property other than the property or equipment subject to such Finance Lease Obligations, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided, further, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (u) shall not exceed the amount permitted pursuant to Section 4.04(a)(12) at any time outstanding;

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(v)	Liens securing obligations owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six (6) months from the date of incurrence of the obligation in respect thereof; provided, that Debt for the deferred purchase price of property or services is (i) not more than ninety (90) days past due or (ii) being contested in good faith and by appropriate proceedings and in respect of which adequate reserves are in place in accordance with the Company Parties’ standard accounting practices;

(w)	Liens securing (i) the contingent obligations of any Company Party under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, (ii) obligations to pay insurance premiums, take or pay obligations and similar obligations and (iii) obligations resulting from indemnities provided in the ordinary course under the Project Documents;

(x)	statutory Liens of depository or collecting banks on items in collection and any accompanying documents or the proceeds thereof;

(y)	Liens in connection with or evidenced by permitted Debt pursuant to Section 4.04;

(z)	involuntary Liens as contemplated by the Project Documents securing a charge or obligation on any Company Party’s property, either real or personal, that do not individually or in the aggregate materially impair the Projects;

(aa)	Liens arising under the Transaction Documents (other than the Notes Documents);

(bb)	Liens for property Taxes on property that a Company Party has determined to abandon (so long as such abandonment is not prohibited by this Indenture or any of the other Notes Documents), if the sole recourse for such Tax is to such property;

(cc)	minor survey exceptions, minor encumbrances, ground leases, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, towers, electric lines, telegraph and telephone and cable television lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business or zoning or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person or consistent with past practice or industry norm;

(dd)	Liens existing on the Issue Date (other than pursuant to clause (l) above);

(ee)	Liens related to any sales or discounts without recourse (other than customary representation and warranties) of accounts receivable arising in the ordinary course of business in connection with the compromise, collection or other disposition thereof;

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(ff)	leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business or consistent with past practice or industry norm (including rights granted to lessees related to quiet enjoyment and purchase rights at the end of such leasing arrangement);

(gg)	Liens registered on title to any Mortgaged Property and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (unless such prior Lien provided for it to apply to additional real property upon acquisition by the Issuer or a Subsidiary of such additional real property) and any accessions and additions thereto or proceeds and products thereof and related property of the type that would have been subject to such Lien notwithstanding such replacement, extension or renewal;

(hh)	Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of the Company Parties to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company Parties or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company Parties in the ordinary course of business or consistent with past practice or industry norm;

(ii)	Liens, deposits and security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations or business of the Company Parties in the ordinary course of business or consistent with past practice or industry norm;

(jj)	Liens in respect of the Project Accounts and other cash management arrangements contemplated under Section 4.23; and

(kk)	extensions, renewals and replacements of any of the foregoing Liens to the extent and for so long as the Debt or other obligations secured thereby remain outstanding.

“Permitted Tax Distribution Amount” means for any taxable period, (a) if for U.S. federal and/or applicable state or local income Tax purposes, any Company Party is (or is disregarded as an entity separate from) a member of a consolidated, combined, affiliated or similar income Tax group of which a parent entity is the common parent (a “Tax Group”), or is a disregarded entity or partnership owned directly or indirectly by an entity taxed as a corporation, an amount equal to any such U.S. federal and/or applicable state or local income Taxes of such Tax Group or such owner(s), as applicable, to the extent such income Taxes are attributable to the taxable income or activities of such Company Party and its direct and indirect subsidiaries; provided, that, the portion of the Permitted Tax Distribution Amount described in this clause (a) in such case, if any, shall be determined by reference to the amount that such Company Party would have been required to pay in respect of such Taxes for such taxable period had such Company Party filed such income Tax return as a stand-alone corporate taxpayer for all taxable periods; provided, further that the portion of the Permitted Tax Distribution Amount described in this clause (a), if any shall be reduced by any amounts paid directly by any Company Party to the applicable Governmental Authority in respect of such Taxes plus (b) the amount necessary to permit the Issuer and any parent entity to pay any franchise Taxes required to maintain its existence or good standing.

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“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1)(a) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Project Documents” means, collectively, (a) the Datacenter Leases and (b) any other document, contract or agreement relating to the development, construction, operation and/or maintenance of the Projects.

“Projects” means, individually or collectively as the context requires, the FAR-01 Project and the FAR-02 Project.

“Property” means any right or interest in or to any asset or property of any kind whatsoever (including any Capital Stock), whether real, personal or mixed and whether tangible or intangible. For the avoidance of doubt, each of the Projects shall constitute Property under the Notes Documents.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualifying Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests.

“Qualifying Tenant” means either (i) any of Oracle, Microsoft Corporation, Amazon.com, Inc., Alphabet Inc., Meta Platforms, Inc. and Nvidia Corporation or any of their respective controlled affiliates or (ii) a hyperscaler cloud provider or technology company having a class of Equity Interests listed on NASDAQ or the New York Stock Exchange with a Market Capitalization of at least $100.0 billion.

“Rating Agencies” means, (1) Moody’s, S&P and Fitch or (2) if Moody’s, S&P or Fitch or each of them shall not make a corporate rating with respect to the Issuer or a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for any or all of Moody’s, S&P or Fitch, as the case may be, with respect to such corporate rating or the rating of the Notes, as the case may be.

“Rating Agency Confirmation” means with respect to entry into a Datacenter Lease that replaces a Datacenter Lease that has ceased to be in effect, as contemplated by clause (11) under “—Events of Default”, confirmation from at least two of the Rating Agencies that then rate the Notes (or both Rating Agencies that then rate the Notes, if only two Rating Agencies then rate the Notes) that the corporate credit ratings of the Issuer after giving effect to entry into such replacement Datacenter Lease, will be no lower than the corporate credit ratings of the Issuer immediately prior to the time the original Datacenter Lease ceased to be in effect.

“Real Estate Asset” means, at any time of determination, any fee or leasehold interest, easement, improvement or license, then held by any Subsidiary Guarantor in any real Property.

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“Refinance” means, in respect of any Debt, such Debt (in whole or in part) as extended, renewed, defeased, refinanced, replaced, refunded or repaid (including through the issuance of any other Debt in exchange or replacement therefor or for the refinancing thereof) (in whole or in part), whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted under the terms of all of the Notes Documents. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registrar” means the office or agency where Notes may be presented for registration of transfer or for exchange. The term “Registrar” includes any co-registrar.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Permanent Global Note or Regulation S Temporary Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depository or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Distribution Compliance Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depository or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold for initial resale in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(3) to be placed on all Regulation S Temporary Global Notes issued under this Indenture.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business.

“Release Event” means, with respect the Notes, the occurrence of an event as a result of which all Collateral securing the Notes is permitted to be released in accordance with the terms of this Indenture and the Notes Documents, it being understood that any action taken by the Issuer or its Affiliates to, solely at its option, provide Collateral to secure the Notes that is not required to be provided pursuant to the terms of this Indenture and the Notes Documents, shall not be deemed to cause such Release Event to not have occurred.

“Replacement Project Contract” means any Contractual Obligation entered into in replacement or substitution of any Transaction Document.

“Responsible Officer” means as to any Person, any individual holding the position of chairman of the board (if an officer), president, chief executive officer or one of its vice presidents and such Person’s treasurer or chief financial officer, authorized signatory or such other Person having the functions of any of the foregoing.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

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“Restricted Investment” means any Investment other than a Permitted Investment.

“Rule 144A” means Rule 144A adopted by the SEC under the Securities Act.

“S&P” means S&P Global Ratings (a division of S&P Global, Inc.) or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Screened Affiliate” means any Affiliate of a Holder or, if the Holder is DTC or DTC’s nominee, of a beneficial owner, (i) that makes investment decisions independently from such Holder or beneficial owner and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder or beneficial owner and any other Affiliate of such Holder or beneficial owner that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or beneficial owner or any other Affiliate of such Holder or beneficial owner that is acting in concert with such Holder in connection with its investment in the Notes and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or beneficial owner or any other Affiliate of such Holder or beneficial owner that is acting in concert with such Holders or beneficial owners in connection with its investment in the Notes.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means that certain Security Agreement, dated as of the Issue Date, by and among the Issuer, the Subsidiary Guarantors party thereto and the Collateral Agent.

“Series” means the Notes.

“Shared Facilities” means any interconnection rights, physical interconnection and related facilities, any associated real property rights (or interests therein) and/or other property of any Company Party for the purpose of any Shared Facilities Arrangement. For the avoidance of doubt, any Excess Property may constitute Shared Facilities.

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“Shared Facilities Agreement” means any arm’s length (or, in the case of an agreement between a Company Party and any Affiliate, on terms that would have been obtained in a comparable transaction between such Company Party and an unrelated Person on an arm’s length basis) agreement between any Company Party and any other Person(s), including any related subordination, non-disturbance and attornment agreement (or substantively similar agreement) with respect to the Project relating to the ownership or any lease of real property or any easement or similar agreement in connection with a Shared Facilities Arrangement and satisfies the following conditions (as determined by the Issuer in good faith and delivery of a compliance certificate by Issuer to that effect):

(a)	the sharing of any assets, real estate interests or other property does not materially and adversely impact the Company Parties’ ability to perform their obligations under the Notes Documents;

(b)	no Default or Event of Default shall occur or would exist after giving effect thereto; and

(c)	entry into such agreement would not reasonably be expected to have a Material Adverse Effect.

“Shared Facilities Arrangement” means any arrangement between any Company Party and any other Person(s) with respect to the Project relating to the sharing, co-use, co-possession, joint operation, or contingent use of Shared Facilities effected in accordance with, and subject to the terms of, a Shared Facilities Agreement.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Similar Business” means any business conducted, engaged in or proposed to be conducted by any Company Party on the Issue Date or any business that is similar, incidental, complementary, ancillary, supportive, synergetic or reasonably related businesses or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any acquisition or Investment or other immaterial businesses).

“Stated Maturity” means, with respect to any instalment of interest or principal on any series of Debt, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means, with respect to the Notes and the Subsidiary Guarantees, (1) any Debt of the Issuer which is by its terms contractually subordinated in right of payment to the Notes and (2) any Debt of any Subsidiary Guarantor which is by its terms is contractually subordinated in right of payment to the Subsidiary Guarantee of such entity.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Guarantee” means the guarantee by each Subsidiary Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

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“Subsidiary Guarantor” means each of the Issuer’s Subsidiaries as of the Issue Date, and any future Subsidiaries of the Issuer formed or acquired by the Issuer after the Issue Date in connection with any transfer of assets to a newly-formed Subsidiary that becomes a Subsidiary Guarantor; provided that upon the release or discharge of such Person from its Subsidiary Guarantee in accordance with this Indenture, such Subsidiary shall cease to be a Subsidiary Guarantor.

“Tax Group” has the meaning specified in the definition of “Permitted Tax Distribution Amount.”

“Taxes” means any present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction Documents” means, collectively, the Notes Documents and the Project Documents.

“Transactions” means collectively, the transactions to occur pursuant to the Transaction Documents, including (i) the issuance of the Notes offered hereby and (ii) the use of proceeds from the issuance of the Notes offered hereby, as described in the Offering Memorandum.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2028; provided, however, that if the period from the redemption date to March 15, 2028 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Wilmington Trust, National Association, and any of its successors in such capacity.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the security interests in any Collateral.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unused Contingency Amount” means the lesser of (x) the “Contingency Amount” set forth in the Issuer’s budget for the Project as of the Issue Date and (y) the total amount of cash and cash equivalents of the Company Parties as of the Final Commencement Date not held within the Debt Service Reserve Account or the Revenue Account.

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Section 1.02 Other Definitions.

Term	Defined in Section

“Additional Notes”	Section 2.07(a)
“Additional Notes Special Mandatory Redemption”	Section 2.07(a)(5)
“Advance Offer”	Section 4.13(c)
“Advance Portion”	Section 4.13(c)
“Applicable Premium Deficit”	Section 3.03
“Asset Sale/Casualty Event Offer”	Section 4.13(c)
“Change of Control Offer”	Section 4.11(a)
“Change of Control Payment”	Section 4.11(a)
“Change of Control Payment Date”	Section 4.11(b)
“Covenant Defeasance”	Section 8.03
“Datacenter Lease EoD Period”	Section 6.01(11)
“Datacenter Lease Termination”	Section 6.01(11)
“Datacenter Lease Termination Fee Mandatory Redemption”	Section 3.11(a)
“Debt Service Reserve Account”	Section 4.23(a)(2)
“Designated Account”	Section 4.23(a)(4)
“Directing Holder”	Section 6.02
“ESA”	Section 15.03
“Escrow Account”	Section 15.01(a)
“Escrowed Funds”	Section 15.01(a)
“Escrow Outside Date”	Section 15.02(a)
“Escrow Release”	Section 15.03
“Escrow Release Certificate”	Section 15.03
“Escrow Release Condition”	Section 15.03
“Escrow Release Date”	Section 15.03
“Escrow Termination Notice”	Section 15.02(a)
“Event of Default”	Section 6.01
“Excess Proceeds”	Section 4.13(c)
“IDC Account”	Section 4.23(a)(5)
“Installment”	Section 14.01
“Legal Defeasance”	Section 8.02
“Mandatory Redemption Event”	Section 15.02(a)
“Mandatory Redemption Trigger”	Section 3.11(a)
“Noteholder Direction”	Section 6.02
“Notes Proceeds Account”	Section 4.23(a)(3)
“Payment Default”	Section 6.01(4)(a)
“Position Representation”	Section 6.02
“Project Accounts”	Section 4.23(a)
“Restricted Payments”	Section 4.05(a)
“Revenue Account”	Section 4.23(a)(1)
“Special Mandatory Redemption”	Section 15.02(a)
“Special Mandatory Redemption Date”	Section 15.02(a)
“Special Mandatory Redemption Price”	Section 15.02(a)
“Successor Issuer”	Section 5.01(a)(1)
“Successor Subsidiary Guarantor”	Section 5.02(a)(1)
“Title Insurer”	Section 12.10(a)(iii)
“Verification Covenant”	Section 6.02

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Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1)	a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)	“or” is not exclusive;

(4)	words in the singular include the plural, and in the plural include the singular;

(5)	“will” shall be interpreted to express a command;

(6)	“including” or “include” means including or include without limitation;

(7)	provisions apply to successive events and transactions; and

(8)	references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

The terms and provisions contained in this Indenture will apply to any Notes issued from time to time pursuant to this Indenture and any Subsidiary Guarantees thereof, except as may be otherwise provided in a supplemental indenture with respect to such Notes.

Section 1.04 [Reserved].

Article 2
THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes shall be issued in registered global form (except as otherwise permitted herein with respect to Definitive Notes) without interest coupons. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuer shall furnish any such notations, legends or endorsements to the Trustee in writing. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

(b) Global Notes.

(1)	Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time as reflected in the records of the Trustee and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The Trustee’s records shall be noted to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

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(2)	Notes sold within the United States of America to QIBs pursuant to Rule 144A under the Securities Act shall be issued initially in the form of one or more 144A Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian for DTC and registered in the name of Cede & Co., the nominee of DTC, duly executed by the Issuer and authenticated by the Trustee or the authenticating agent as provided herein. The aggregate principal amount of the 144A Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interests as hereinafter provided.

(3)	Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Regulation S Temporary Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian for DTC and registered in the name of Cede & Co., the nominee of DTC, duly executed by the Issuer and authenticated by the Trustee or the authenticating agent as provided herein. In no event shall any Issuer hold an interest in a Regulation S Temporary Global Note other than directly or indirectly in or through accounts maintained at Euroclear or Clearstream as indirect participants in DTC. Prior to the termination of the Distribution Compliance Period, an interest in a Regulation S Temporary Global Note may not be transferred to or for the account or benefit of a “U.S. Person” (as defined in Rule 902(k) of Regulation S) (other than a “distributor” (as defined in Rule 902(d) of Regulation S)).

(4)	Following the termination of the Distribution Compliance Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of such Regulation S Permanent Global Note, the Trustee shall, upon receipt of an Issuer Order, cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Notes and the Regulation S Permanent Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interests as hereinafter provided.

(c) Book-Entry Provisions. Ownership of beneficial interests in the Global Notes shall be limited to persons that have accounts with DTC or persons that may hold interests through such participants, including through Euroclear and Clearstream. Ownership of beneficial interests in the Global Notes and transfers thereof shall be subject to restrictions on transfer and certification requirements as set forth herein. Participants and Indirect Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Depository or by the Trustee as custodian for the Depository, and the Depository shall be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

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(d) DTC, Euroclear and Clearstream Procedures Applicable. Transfers of beneficial interests in the Global Notes between participants in DTC, participants in Euroclear or participants in Clearstream shall be effected by DTC, Euroclear or Clearstream pursuant to customary procedures and subject to the applicable rules and procedures established by DTC, Euroclear or Clearstream and their respective participants.

Section 2.02 Execution and Authentication.

(a) One Officer must sign the Notes for the Issuer by manual, facsimile or.pdf signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

(c) A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture. A Note shall be dated the date of its authentication.

(d) The Trustee shall, upon receipt of a Company Order, authenticate Notes for original issue under this Indenture. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Company Orders, except as provided in Section 2.07 hereof.

(e) The Trustee shall not be required to authenticate such Notes if the issue thereof will adversely affect the Trustee’s own rights, duties or immunities under the Notes and this Indenture or otherwise in a manner which is not reasonably acceptable to the Trustee.

(f) The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Issuer or an Affiliate of the Issuer.

Section 2.03 Registrar and Paying Agent.

(a) The Issuer will maintain a Registrar and a Paying Agent with respect to the Notes issued pursuant to this Indenture. The Registrar will keep a register of the Holders and the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional Paying Agents and may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. The Issuer or any of the Issuer’s Subsidiaries may act as Paying Agent or Registrar.

(b) The Issuer initially appoints DTC to act as Depository with respect to the Global Notes.

(c) The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent with respect to the Global Notes.

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Section 2.04 Paying Agent to Hold Money in Trust.

The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent (i) will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on such Notes and (ii) will notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) will have no further liability for the money. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any Insolvency or Liquidation Proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes. For the avoidance of doubt, the Paying Agent shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent until the Paying Agent has confirmed receipt of funds sufficient to make such relevant payment.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. The Issuer shall exchange Global Notes for Definitive Notes if at any time:

(1)	the Issuer delivers to the Trustee notice from the Depository that it is unwilling or unable to continue to act as Depository or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depository is not appointed by the Issuer within 90 days after the date of such notice from the Depository; or

(2)	upon the written request of a Holder if a Default or Event of Default shall have occurred and be continuing with respect to the Notes.

Upon the occurrence of any of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names and in any approved denominations as the Depository shall instruct the Trustee.

In no event shall the Regulation S Temporary Global Note be exchanged by the Issuer for Definitive Notes prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

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Upon the exchange of a Global Note for Definitive Notes, such Global Note shall, upon receipt of a Company Order, be cancelled by the Trustee. Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.06 shall be registered in such names and in such authorized denominations as the Depository, pursuant to written instructions from its Participants or its Applicable Procedures, shall instruct the Trustee in writing. The Trustee shall deliver such Definitive Notes to or as directed by the Persons in whose names such Definitive Notes are so registered or to the Depository.

A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) and (d) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)	Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend;

provided, however, that prior to the expiration of the Distribution Compliance Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to or for the account or benefit of a “U.S. Person” (as defined in Rule 902(k) of Regulation S) (other than a “distributor” (as defined in Rule 902(d) of Regulation S)). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)	All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(a)	both:

(i) a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)   instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

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(b)	both:

(i) a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depository to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (i) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, and upon receipt of an Officer’s Certificate in form reasonably satisfactory to the Trustee, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3)	Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(a)	if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(b)	if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, as the case may be, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(4)	Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

(a)	the Registrar receives the following:

(i) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

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(ii) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (a), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (a) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (a) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes. Transfers or exchanges of beneficial interests in Global Notes for Definitive Notes shall in each case be subject to the satisfaction of any applicable conditions set forth in Section 2.06(b)(2) hereof, and to the requirements set forth below in this Section 2.06(c).

(1)	Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(a)	if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(b)	if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(c)	if such beneficial interest is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

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(d)	if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(e)	if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof;

(f)	if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act in compliance with the prospectus delivery requirements of the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof; or

(g)	if such beneficial interest is being transferred to an Institutional Accredited Investor pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, or Rule 903 or Rule 904 of Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depository and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)	Beneficial Interests in Regulation S Temporary Global Notes to Definitive Notes. Notwithstanding Section 2.06(c)(1)(a) and (c), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3)	Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

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(a)	the Registrar receives the following:

(i) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (d), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

The Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver to the Person designated in the Company Order a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Depository shall instruct, pursuant to written instruction from its Participants or its Applicable Procedures. The Trustee shall deliver such Definitive Notes to, or as directed by, the Persons in whose names such Definitive Notes are so registered.

(4)	Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the Depository and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

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(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.

(1)	Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(a)	if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (2)(b) thereof;

(b)	if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(c)	if such Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(d)	if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(e)	if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof;

(f)	if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act in compliance with the prospectus delivery requirements of the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof; or

(g)	if such beneficial interest is being transferred to an Institutional Accredited Investor pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, or Rule 903 or Rule 904 of Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

the Trustee, upon receipt of a Company Order, shall cancel the Restricted Definitive Note, and increase or cause to be increased in a corresponding amount pursuant to Section 2.06(g) the aggregate principal amount of, in the case of clause (a) above, the appropriate Restricted Global Note, in the case of clause (b) above, a 144A Global Note, and, in the case of clause (c) above, a Regulation S Global Note.

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(2)	Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(a)	the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (3) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (a), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee, upon receipt of a Company Order, will cancel the Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)	Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

(4)	Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes Prohibited. An Unrestricted Definitive Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(a) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

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(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)	Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(a)	if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (1) thereof;

(b)	if the transfer will be made pursuant to Rule 903 or Rule 904 of Regulation S, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (2) thereof; and

(c)	if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)	Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(a)	the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (a), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses of this Section 2.06(e), the Trustee shall, upon receipt of a Company Order, cancel the prior Restricted Definitive Note and the Issuer will execute, and upon receipt of a Company Order in accordance with Section 2.02, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate aggregate principal amount to the Person designated by the Holder of such prior Restricted Definitive Note in written instructions delivered to the Registrar by such Holder.

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(f) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)	Private Placement Legend.

(a)	Except as permitted by subparagraph (b) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT IT IS NOT AN “AFFILIATE” (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE ISSUER AND (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), OR (B) IT IS NOT A U.S. PERSON AND HAS ACQUIRED THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT; (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN EXCEPT (A) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF REGULATION S OF THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER AND THE TRUSTEE) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; AND (4) AGREES THAT ANY SECURITY THAT IS OWNED BY AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE ISSUER MAY NOT BE RESOLD OR TRANSFERRED BY SUCH AFFILIATE OTHER THAN TO THE ISSUER OR A SUBSIDIARY THEREOF OR PURSUANT TO (A) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT OR (C) ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (IF AVAILABLE) IN A TRANSACTION THAT RESULTS IN SUCH SECURITY NO LONGER BEING A RESTRICTED SECURITY (AS DEFINED UNDER RULE 144). IN THE EVENT ANY SUCH PERSONS BENEFICIALLY OWN AN INTEREST IN THE SECURITY PRIOR TO THE TIME THE ISSUER REMOVES THE RESTRICTIVE LEGEND ON THE SECURITY, THE ISSUER MAY REQUIRE THAT SUCH PERSONS HOLD THEIR INTERESTS IN THE SECURITY IN CERTIFICATED FORM BEARING AN APPROPRIATE RESTRICTIVE LEGEND AND A RESTRICTED CUSIP NUMBER. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTIONS” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING.”

(b)	Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3) or (e)(2) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

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(2)	Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.01 AND Section 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO Section 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)	Regulation S Temporary Global Note Legend. Each Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS A TEMPORARY GLOBAL NOTE FOR PURPOSES OF REGULATION S UNDER THE SECURITIES ACT. NEITHER THIS TEMPORARY GLOBAL NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, DELIVERED OR EXCHANGED FOR AN INTEREST IN A PERMANENT GLOBAL NOTE OR OTHER NOTE EXCEPT UPON DELIVERY OF THE CERTIFICATIONS SPECIFIED IN THE INDENTURE.”

(4)	OID Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO THE ISSUER AS SPECIFIED IN SECTION 13.10.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and a notation will be made on the records maintained by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and a notation will be made on the records maintained by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

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(i) General Provisions Relating to Transfers and Exchanges.

(1)	To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of a Company Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)	No service charge shall be made to a Holder of a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer and the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 3.06, Section 4.11, and Section 9.04 hereof and Section 2.11 of this Indenture).

(3)	The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)	All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)	Neither the Registrar nor the Issuer shall be required:

(a)	to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(b)	to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(c)	to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)	Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

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(7)	The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)	All orders, certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9)	Notwithstanding anything herein to the contrary, neither the Trustee nor the Registrar shall be responsible for ascertaining whether any transfer or exchange complies with the registration provisions of or exemptions from the Securities Act or applicable state securities laws.

(10)	None of the Trustee, Agent, the Issuer or the Subsidiary Guarantors shall have any responsibility or obligation to any Beneficial Owner of an interest in a Global Note, any agent member or other member of, or a participant in, DTC or other person with respect to the accuracy of the records of DTC or any nominee or participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any agent member or other participant, member, Beneficial Owner or other person (other than DTC) of any notice or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC, subject to its applicable rules and procedures. The Trustee, Agents, the Issuer and the Subsidiary Guarantors may rely and shall be fully protected in relying upon information furnished by DTC with respect to its agent members and other members, participants and any beneficial owners.

Section 2.07 Additional Notes.

(a) The aggregate amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Notes may be issued in one or more series (any such Notes issued subsequent to the Issue Date, the “Additional Notes”), subject, in the case of Additional Notes, in compliance with Section 4.04 and Section 4.06. Any Additional Notes issued will have terms that are substantially identical to the terms of the Initial Notes, except in respect of any of the following terms, which shall be set forth in a supplemental indenture or Officer’s Certificate:

(1)	the aggregate principal amount of such Additional Notes;

(2)	the date or dates on which such Additional Notes will be issued;

(3)	the price at which the Additional Notes will be issued;

(4)	the first interest payment date and the first date from which interest will accrue on the Additional Notes;

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(5)	the date or dates and price or prices at which, the period or periods within which, and the terms and conditions upon which, such Additional Notes may be redeemed, in whole or in part pursuant to any special mandatory redemption using amounts released from any escrow account into which proceeds of the issuance of such Additional Notes are deposited pending consummation of any acquisition, Investment, refinancing or other transaction (such redemption, an “Additional Notes Special Mandatory Redemption”);

(6)	[reserved]; and

(7)	the ISIN, Common Code, CUSIP or other securities identification numbers with respect to such Additional Notes, and the relevant clearing systems.

(b) Any Additional Notes that are substantially identical in all material respects to any other series of Notes but for being subject to an Additional Notes Special Mandatory Redemption shall be deemed to be substantially identical to such series of Notes only following the date on which any such Additional Notes Special Mandatory Redemption provision ceases to apply. If any Additional Notes are not fungible with such Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP or other identifying number. The Initial Notes and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Section 2.08 Replacement Notes.

(a) If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of a Company Order, will authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

(b) Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09 Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof or any applicable supplemental indenture, and those described in this Section 2.09 as not outstanding. Except as set forth in Section 2.10 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

(b) If a Note is replaced pursuant to Section 2.08 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d) If the Paying Agent (other than the Issuer, a Subsidiary of the Issuer or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

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Section 2.10 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent pursuant to the Notes Documents, Notes owned by the Issuer or any Subsidiary Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Subsidiary Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.11 Temporary Notes.

(a) Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of a Company Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Notes.

(b) Holders of temporary Notes will be entitled to all of the benefits of this Indenture as the Definitive Notes.

Section 2.12 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. Upon receipt of a Company Order, the Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes in its customary manner. Certification of the disposition of all canceled Notes will be delivered to the Issuer at the Issuer’s written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13 CUSIP / ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” numbers.

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Article 3
REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

The Issuer may, with respect to the Notes, reserve the right to redeem and pay the Notes or may covenant to redeem and pay the Notes or any part thereof prior to the Stated Maturity thereof at such time and on such terms as provided for in such Notes. If a Note is redeemable and the Issuer elects or is obligated to redeem such Notes pursuant to the provisions of such Notes, it must furnish to the Trustee, at least five Business Days prior to the date of the notice of redemption pursuant to Section 3.03, unless a shorter period is acceptable to the Trustee, an Officer’s Certificate setting forth:

(1)	the clause of the Notes pursuant to which the redemption shall occur;

(2)	the redemption date;

(3)	the principal amount of the Notes to be redeemed;

(4)	the redemption price; and

(5)	the applicable CUSIP numbers, if any.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time (including pursuant to Section 3.11), the Notes to be redeemed will be selected on a pro rata basis or by lot or such other similar method in accordance with the Applicable Procedures, unless otherwise required by law or applicable stock exchange requirements. No Notes of $2,000 or less shall be redeemed in part.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount of that Note that is to be redeemed. In the case of certificated notes, a new Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder upon cancellation of the original Note.

Section 3.03 Notice of Redemption.

Notices of redemption shall be mailed by first class mail or delivered electronically at least 10 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed, except that redemption notices may be mailed or delivered electronically more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

Notice of any redemption of the Notes may, at the Issuer’s option, be given prior to the consummation of a transaction or event (including an Equity Offering, an incurrence of Debt, a Change of Control or other transaction or event), and any such redemption may, at the Issuer’s option, be subject to the satisfaction of one or more conditions precedent (including the consummation of an Equity Offering, an incurrence of Debt, a Change of Control or other transaction or event). If such redemption is subject to the satisfaction of one of more conditions precedent, such notice shall state that, at the Issuer’s option, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), such redemption may not occur and such notice may be rescinded in the event that any or all of such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed. Upon receipt of such notice, unless the Issuer has elected to delay, the notice of redemption shall be rescinded and the redemption of the Notes shall not occur. If requested by the Issuer, upon receipt of the rescission notice, the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given if such notice was delivered by the Trustee. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

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Subject to the preceding paragraph, the Notes called for redemption become due on the date fixed for redemption. Unless the Issuer defaults in the payment of the redemption price, on and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Upon any redemption that requires the payment of the Applicable Premium (including, without limitation, in connection with the Issuer’s exercise of its Legal Defeasance option or Covenant Defeasance option as set forth in Article 8 or the discharge of the Issuer’s obligations under this Indenture in accordance with Article 10), the amount deposited with the Trustee shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed or delivered electronically in accordance with Section 3.03 hereof, Notes called for redemption become, subject to any conditions precedent set forth in the notice of redemption, irrevocably due and payable on the redemption date at the redemption price.

Section 3.05 Deposit of Redemption Price.

One Business Day prior to the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, accrued interest to but excluding the redemption date, and premium, if any, on all Notes to be redeemed on that date. Promptly after the Issuer’s written request, the Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, accrued interest, and premium, if any, on, all Notes to be redeemed.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption.

If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer shall issue and, upon receipt of a Company Order, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

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Section 3.07 Calculation of Redemption Price.

The Trustee shall have no obligation to calculate the redemption price of any Note.

Section 3.08 [Reserved].

Section 3.09 Mandatory Redemption; Open Market Purchases.

(a) The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes, except in accordance with Section 3.11 and Section 15.02.

(b) The Issuer or its affiliates (including members of management) may from time to time acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise and the aggregate principal amount of any Notes so acquired shall be applied to reduce on a dollar-for-dollar basis the Installments of the Notes payable pursuant to the provisions described under Article 14 in direct order of Payment Date.

Section 3.10 [Reserved].

Section 3.11 Datacenter Lease Termination Fee Mandatory Redemption.

(a) To the extent payable pursuant to any Datacenter Lease, the Issuer will cause Oracle or the applicable Qualifying Tenant to pay the applicable Datacenter Lease Termination Fee to the Designated Account. Upon receipt by the Issuer of any Datacenter Lease Termination Fee pursuant to any Datacenter Lease, the Issuer will be required to apply 100% of the proceeds of such Datacenter Lease Termination Fee to redeem Notes for cash at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption and in accordance with the procedures set forth in this Indenture (a “Datacenter Lease Termination Fee Mandatory Redemption”). Notwithstanding the foregoing, (a) the Issuer may defer its obligation to make a Datacenter Lease Termination Fee Mandatory Redemption until the first to occur of (x) the expiration of the Datacenter Lease EoD Period and (y) the occurrence of an Event of Default pursuant to Section 6.01(11) (such earlier date, the “Mandatory Redemption Trigger”), so long as the Datacenter Lease Termination Fee has been deposited into the Designated Account and is used for no other purpose than the Datacenter Lease Termination Fee Mandatory Redemption unless and until the Issuer no longer has any obligation to make a Datacenter Lease Termination Fee Mandatory Redemption pursuant to the following clause (b) of this paragraph, and (b) the Issuer shall no longer have an obligation to make a Datacenter Lease Termination Fee Mandatory Redemption in respect of the applicable Datacenter Lease Termination Fee if a Qualifying Tenant has assumed or entered into a new Datacenter Lease prior to the expiration of the Datacenter Lease EoD Period as contemplated by Section 6.01(11).

(b) In the event that the Issuer becomes obligated to redeem the Notes as a result of the occurrence of a Mandatory Redemption Trigger, the Issuer will promptly, and in any event not more than ten Business Days after the date of such Mandatory Redemption Trigger, deliver notice to the Trustee of the Datacenter Lease Termination Fee Mandatory Redemption and the date upon which the Notes will be redeemed (which date shall be no earlier than the third Business Day or later than the twentieth Business Day following the date of such notice) together with a notice of Datacenter Lease Termination Fee Mandatory Redemption and written instructions to the Trustee instructing the Trustee to deliver such notice to each registered Holder of Notes (which instructions must be delivered to the Trustee at least five Business Days prior to the date such notice of redemption is to be sent or such shorter period as may be acceptable to the Trustee in its sole discretion). The Trustee will then mail, or deliver electronically if such Notes are held by any depositary (including DTC) in accordance with such depositary’s customary procedures, such notice of Datacenter Lease Termination Fee Mandatory Redemption to each registered Holder of Notes to be redeemed. The Notes to be redeemed pursuant to a Datacenter Lease Termination Fee Mandatory Redemption, to the extent constituting less than all of the Notes, will be selected on a pro rata basis or by lot or such other similar method in accordance with the procedures of DTC, unless otherwise required by law or applicable stock exchange requirements.

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Article 4
COVENANTS

Section 4.01 Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 11:00 a.m. New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02 Maintenance of Office or Agency.

(a) The Issuer shall, for the benefit of Holders, maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the Trustee for such Notes as one such office or agency of the Issuer in accordance with Section 2.03 hereof; provided, however, the Trustee shall not be deemed an agent of the Issuer for the service of legal process.

Section 4.03 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2026, an Officer’s Certificate stating that a review of the activities of the Issuer and the Company Parties during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture, which default is continuing as of the date of such Officer’s Certificate (or, if a Default or Event of Default has occurred and is continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Issuer shall deliver to the Trustee, within 30 calendar days upon the Issuer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto; provided that no such notice shall be required if such Default or Event of Default has been cured prior to the expiration of such 30 calendar day period.

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Section 4.04 Limitation on Debt.

(a) The Issuer shall not, nor shall permit any other Company Party to, create, incur, assume or permit to exist any Debt, except (without duplication):

(1)	[Reserved];

(2)	(x) Debt represented by the Notes (other than any Additional Notes) and any Subsidiary Guarantee thereof and (y) Debt of the Company Parties existing on the Issue Date (other than Debt pursuant to clause (2)(x) of this Section 4.04(a);

(3)	Debt in an aggregate amount not to exceed, when taken together with all Restricted Payments made in reliance on Section 4.05(b)(3), the Available Retained Excess Cash Flow Amount;

(4)	Debt among the Company Parties;

(5)	Debt in respect of repurchase agreements constituting Cash Equivalents;

(6)	Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(7)	Debt of the Company Parties secured by Liens permitted by clause (m) of the definition of “Permitted Liens” not to exceed in the aggregate, when taken together with any outstanding Debt permitted to be incurred pursuant to Section 4.04(a)(12)(i), $20.0 million at any time outstanding; provided, that any such Debt shall be secured only by the Property acquired in connection with the incurrence of such Debt;

(8)	other Debt of the Company Parties in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

(9)	to the extent constituting Debt, contingent obligations of the Company Parties under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations in each case incurred in the ordinary course of business and not in connection with debt for borrowed money;

(10)	to the extent constituting Debt, Debt of the Company Parties arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that such Debt is extinguished within 10 Business Days of its incurrence;

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(11)	[Reserved];

(12)	(i) Finance Lease Obligations of the Company Parties not to exceed, when taken together with any outstanding Debt permitted to be incurred pursuant to Section 4.04(a)(7), an aggregate principal amount of $20.0 million at any time outstanding; provided, that any such Debt shall be secured only by the Property subject to such Finance Lease Obligations (it being understood that individual financings provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) Finance Lease Obligations of the Company Parties in respect of equipment leases entered into in the ordinary course of business;

(13)	trade payables incurred in the ordinary course of business (but not for borrowed money) and (A) not more than ninety (90) days past due or (B) being contested in good faith by appropriate proceedings;

(14)	to the extent constituting Debt, financing of insurance premiums;

(15)	contingent obligations resulting from indemnities provided under the Transaction Documents and indemnities provided in the ordinary course under other Project Documents;

(16)	obligations of the Company Parties under the Project Documents incurred in the ordinary course of business (including any guarantees made pursuant to the Project Documents) to the extent such amounts are (A) not overdue by more than ninety (90) days or (B) being contested in good faith and by appropriate proceedings and in respect of which adequate reserves are in place in accordance with the Company Parties’ standard accounting practices;

(17)	letters of credit issued in an aggregate principal amount not to exceed $20.0 million at any one time outstanding in connection with the Projects where Parent is named as a co-applicant on any such letter of credit; and

(18)	to the extent constituting Debt, reimbursement and other payment obligations not constituting Debt for borrowed money owed by any Company Party in respect of a Shared Facilities Arrangement that is effected pursuant to and subject to a Shared Facilities Agreement.

(b) To the extent that the creation, incurrence, assumption or existence of any Debt could be attributable to more than one clause of this Section 4.04, the Issuer may allocate and re-allocate such Debt to any one or more of such clauses, and in no event shall the same portion of Debt be deemed to utilize or be attributable to more than one clause; provided that Debt represented by the Initial Notes on the Issue Date shall be deemed to have been incurred pursuant to Section 4.04(a)(2) and the Issuer shall not be permitted to reclassify all or any portion of such Debt.

(c) For the avoidance of doubt, any Debt permitted to be incurred by any Company Party under a specific clause of this Section 4.04 and any guaranty in respect of such Debt which is also permitted to be incurred by such Company Party under the same clause of this Section 4.04 shall not count as two separate amounts of Debt for purposes of calculating compliance with the limitations set forth in such clause. Notwithstanding anything to the contrary herein or in any other Notes Document, any interest or fees capitalized in connection with any Debt permitted pursuant to this Section 4.04 shall not be deemed to be a creation, incurrence, assumption or existence of Debt.

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(d) Notwithstanding anything herein to the contrary, no Company Party shall create, incur, assume or permit to exist any Debt (other than Debt permitted pursuant to the terms hereof) for the primary purpose of funding, financing or otherwise supporting any Investment permitted to a Joint Venture pursuant to clause (j) or clause (n) of the definition of “Permitted Investments”. Notwithstanding any of the foregoing, in no event will either Issuer or any Subsidiary Guarantor become liable for any indebtedness of any Joint Venture.

Section 4.05 Limitation on Restricted Payments.

(a) Each Company Party shall not, directly or indirectly:

(1)	declare or pay any dividend or make any payment or distribution on account of any Company Party’s Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a)	dividends, payments or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Equity Interests) of the Issuer or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Equity Interests); or

(b)	dividends, payments or distributions by any Subsidiary Guarantor so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by any Subsidiary Guarantor, the Issuer or any Subsidiary Guarantor, directly or indirectly, receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(2)	redeem, purchase, repurchase, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any parent entity of the Issuer, including in connection with any merger, amalgamation or consolidation, in each case, held by a Person other than a Company Party;

(3)	make any principal payment on, or redeem, purchase, repurchase, defease, discharge or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Debt, other than:

(a)	Debt permitted to be incurred or issued under Section 4.04(a)(4); or

(b)	the prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of Subordinated Debt in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of prepayment, redemption, purchase, repurchase, defeasance, discharge or acquisition or retirement; or

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(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”).

(b) The provisions of Section 4.05(a) above will not prohibit the following:

(1)	Restricted Payments by the Issuer up to an amount equal to the Permitted Tax Distribution Amount for each applicable Tax period; provided, that the Debt Service Reserve Account shall be funded at such date in an aggregate amount no less than the then-applicable Debt Service Reserve Required Amount;

(2)	Restricted Payments by a Subsidiary Guarantor to the Issuer;

(3)	solely following the occurrence of the Final Commencement Date, Restricted Payments in an aggregate amount outstanding not to exceed 30.0% of Net Operating Income for the most recently ended four full fiscal quarters for which financial statements have been delivered or deemed delivered to the Trustee;

(4)	payment of cash dividends by the Issuer so long as the proceeds thereof are promptly used (or subsequently paid to a parent company) for payment of obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of the Issuer;

(5)	payments by the Issuer to any controlled affiliates or any parent company of the Issuer for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with the Transactions and other acquisitions or divestitures, which payments are approved by the board of directors or board of managers, as applicable, of the Issuer in good faith;

(6)	to the extent constituting Restricted Payments, the Company Parties may enter into any Permitted Investment and transactions expressly permitted pursuant to Article V or Section 4.13;

(7)	Restricted Payments made pursuant to the Transaction Documents;

(8)	Restricted Payments by the Issuer in respect of any Pass Through Operating Expenses;

(9)	solely following the occurrence of the Final Commencement Date, Restricted Payments in an aggregate amount outstanding not to exceed, when taken together with the aggregate principal amount of any outstanding Debt incurred in reliance on Section 4.04(a)(3), the Available Retained Excess Cash Flow Amount;

(10)	Restricted Payments in connection with the Corporate Services Agreement and any related documents contemplated or necessitated thereunder;

(11)	Restricted Payments of any property or assets comprising Excess Property or the proceeds from the sale or disposition of Excess Property;

(12)	solely following the Final Commencement Date, a one-time Restricted Payment equal to the Unused Contingency Amount; and

(13)	if the ESA Condition is not satisfied on or prior to the Issue Date and the proceeds of the Notes are funded into the Escrow Account, a one-time dividend or distribution, following the Escrow Release Date, not to exceed the amount of additional capital contributions in the Issuer or its Subsidiaries by Parent (or its Affiliates, other than the Issuer and its Subsidiaries) following the Issue Date and prior to the Escrow Release Date, to the extent such capital contributions have been used to fund capital expenditures, construction costs or other development costs for the Projects.

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Section 4.06 Limitation on Liens.

The Issuer shall not, nor permit any other Company Party to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, in each case, except Permitted Liens.

Section 4.07 [Reserved].

Section 4.08 [Reserved].

Section 4.09 Reports.

(a) The Issuer shall furnish to the Trustee and the Holders:

(1)	Within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year beginning with the first Fiscal Quarter in 2026, the unaudited consolidated balance sheets of the Issuer as at the end of such Fiscal Quarter and the related consolidated unaudited statements of operations, stockholders’ equity and cash flows of the Issuer for such Fiscal Quarter and for the period from the beginning of the then-current Fiscal Year to the end of such Fiscal Quarter.

(2)	(i) Within one hundred and twenty (120) days after the end of each Fiscal Year, the audited consolidated financial statements of the Issuer, together with the related balance sheets, statements of operations, stockholders’ equity and cash flows for such Fiscal Year; and (ii) with respect to such financial statements referred to in the foregoing clause (i), a report thereon of any independent certified public accountants of recognized national standing selected by the Issuer in good faith.

(3)	The Issuer shall participate in a telephonic meeting (which shall include a discussion of the status of the development of each Project for which the Commencement Date has not, as of such date, occurred) with the Holders within ten (10) Business Days of delivering financial statements pursuant to clauses (a)(1) and (a)(2) of this Section 4.09 (or, at the Issuer’s option, within ten (10) Business Days of furnishing to Holders a summary condensed consolidated annual or quarterly income statement and balance sheet and a summary discussion of the results of operations for the relevant reporting period) to be held at such reasonable time as may be determined by the Issuer, limited to one such telephonic meeting each calendar year, and the Issuer will provide notice to Holders through the facilities of DTC or by issuing a press release to an internationally recognized wire service at least three Business Days prior to the date of the conference call, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders to the appropriate contact at the Issuer to obtain such information.

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(b) The Issuer will be deemed to have satisfied its obligation to deliver information under this Section 4.09 if information is filed or furnished with the SEC, including by Parent for public availability or is posted on a website (which may be non-public and may be password-protected) hosted by the Issuer or by a third party, in each case within the applicable time periods specified above. The Issuer will also be deemed to have satisfied its obligation to deliver information under this covenant as a result of Parent having filed such information with respect to Parent with the SEC in accordance with the time periods above; provided that the Issuer furnishes to the Trustee and the Holders an unaudited reconciliation of the Issuer’s unaudited consolidated balance sheet and related unaudited consolidated statement of operations (but not statements of stockholders’ equity and cash flows), explaining in reasonable detail the differences between the information relating to Parent and its subsidiaries included therein on the one hand, and the corresponding information with respect to the Issuer and its subsidiaries, on a standalone basis, on the other hand. To the extent that any information required by this Section 4.09 is not delivered to Holders within the applicable time periods specified above and such information is subsequently delivered, the Issuer will be deemed to have satisfied its obligations under this Section 4.09 with respect to such information and any default or Event of Default with respect thereto will be deemed to have been cured and any acceleration of the Notes resulting therefrom will be deemed to have been rescinded so long as such rescission would not conflict with any applicable judgment or decree.

(c) In addition, the Issuer and the Company Parties agree that, for so long as any Notes remain outstanding, if at any time the Issuer is not required to file with the SEC the reports referred to in the preceding paragraphs, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Issuer will be deemed to have satisfied its obligations to conduct telephonic meetings under clause (3) of this covenant as a result of Parent having conducted such meeting in accordance with the time periods above.

(d) To the extent any such reports, information and documents are delivered to the Trustee, such delivery is for informational purposes only and the Trustee’s receipt of such will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including compliance by the Issuer and the Company Parties with any of their covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no duty to review or analyze reports delivered under this provision. The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, any Person’s compliance with the covenants described above or with respect to any reports or other documents filed under this Indenture. The Trustee shall have no obligation whatsoever to determine whether such information, documents or reports have been delivered as described above or posted on any website, or to participate in any conference calls. Upon request of the Trustee, the Issuer shall provide the Trustee with copies of any information or documents posted to any non-public and/or password-protected website.

Section 4.10 [Reserved].

Section 4.11 Offer to Repurchase Upon a Change of Control.

(a) If a Change of Control occurs, unless a third party makes a Change of Control Offer or the Issuer has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes as described in Section 4.11(f), each Holder will have the right to require the Issuer to make an offer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a change of control offer (the “Change of Control Offer”) on the terms set forth in this Indenture. In the Change of Control Offer, the Issuer will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes to, but excluding, the date of purchase, subject to the rights of the Holders on the relevant record date to receive interest due on the relevant interest payment date.

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(b) Within 30 days following any Change of Control, the Issuer shall mail (or deliver electronically) a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date for payment specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed or delivered, pursuant to the procedures required by this Indenture and described in such notice. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the offer to repurchase the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Section 4.11, the Issuer shall comply with the applicable securities laws, rules and regulations, including Rule 14e-1 under the Exchange Act, and shall not be deemed to have breached its obligations under this Section 4.11 by virtue of such compliance. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(c) On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes validly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes validly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes validly tendered together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent shall promptly deliver to each Holder of Notes validly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer shall notify the Holders and the Trustee of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(e) Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders to require that the Issuer make an offer to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

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(f) The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption with respect to all outstanding Notes has been previously given or is concurrently given pursuant to Section 3.03 hereof, unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, with the obligation to pay and the timing of payment conditioned upon the occurrence of a Change of Control, if a definitive agreement to effect a Change of Control is in place at the time the Change of Control Offer is made.

(g) A Change of Control Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of any of the Notes Documents (but the Change of Control Offer may not condition tenders on the delivery of such consents). In addition, the Issuer or any third party that is making the Change of Control Offer may, subject to Applicable Law, increase the Change of Control Payment being offered to Holders at any time in its sole discretion.

Section 4.12 [Reserved].

Section 4.13 Asset Sales and Casualty Events.

(a) The Issuer shall not, nor permit any other Company Party to, consummate an Asset Sale unless:

(1)	the Company Party receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at the time of such Asset Sale at least equal to the Fair Market Value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75.0% of the consideration for such Asset Sale, received (or to be received) by the Company Parties is in the form of Cash or Cash Equivalents.

(b) Within 365 days (or, during the Construction Period, with respect to the Net Cash Proceeds of any Casualty Event, 30 days) after the later of (A) the date of any Asset Sale or Casualty Event and (B) receipt of any Net Cash Proceeds from any Asset Sale or Casualty Event, in each case covered by this covenant, the relevant Company Party, at its option, may apply an amount equal to the Net Cash Proceeds from such Asset Sale or Casualty Event:

(1)	to prepay, repay or purchase the Notes on a no greater than pro rata basis relative to the amount of any prepayment, repayment or purchase of the Notes or the amount of any offer to repurchase the Notes pursuant to the procedures for an Asset Sale/Casualty Event Offer described below (whether or not any Notes are tendered in such Asset Sale/Casualty Event Offer described below);

(2)	to invest in the business of the Issuer or its Subsidiaries (including, without limitation, to (i) acquire, maintain, develop, construct, improve, upgrade, or repair any asset used or useful in such business or to make any acquisition or other investment in a Similar Business or (ii) make capital expenditures) (provided, that, with respect to Asset Sales, application of Net Cash Proceeds in accordance with this clause (2) will only be permitted after the conclusion of the Construction Period); or

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(3)	any combination of the foregoing;

provided that, pending the final application of any such Net Cash Proceeds in accordance with clause (1), (2) or (3) above, the Company Parties may temporarily reduce Debt or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Indenture; provided, further, that in the case of clause (2), a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the relevant Company Party enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days after such 365-day period (an “Acceptable Commitment”), it being understood that if an Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied, then all such Net Cash Proceeds not so applied shall constitute Excess Proceeds (as defined below).

(c) Any Net Cash Proceeds from the Asset Sale or Casualty Event covered by this Section 4.13 that are not invested or applied as provided and within the time period set forth in this Section 4.13 will be deemed to constitute “Excess Proceeds.” No later than 20 Business Days after the date that the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make an offer to all holders of the Notes (an “Asset Sale/Casualty Event Offer”), and to the extent the assets disposed of in the Asset Sale were not Collateral, to purchase the maximum aggregate principal amount of the Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the date fixed for the repurchase of such Notes pursuant to such offer, in accordance with the procedures set forth in this Indenture. The Issuer will commence an Asset Sale/Casualty Event Offer by sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligation with respect to such Net Cash Proceeds from an Asset Sale or Casualty Event by making an Asset Sale/Casualty Event Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Net Cash Proceeds arising in respect of such Asset Sale or Casualty Event (the “Advance Portion”).

(d) To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale/Casualty Event Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company Parties may use any remaining Excess Proceeds (or, in the case of an Advance Offer, remaining Advance Portion) in any manner not prohibited by this Indenture. If the aggregate principal amount of Notes tendered pursuant to an Asset Sale/Casualty Event Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuer shall select the Notes (subject to applicable DTC procedures as to global notes), to be purchased or repaid on a pro rata basis to the extent practicable based on the aggregate principal amount of the Notes, with adjustments as necessary so that no Notes will be repurchased in an unauthorized denomination; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale/Casualty Event Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds.

(e) Notwithstanding anything to the contrary herein, in no event shall any Company Party consummate an Asset Sale of or with respect to any material portion of any Project or any Real Estate Asset related thereto.

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(f) For purposes of this Section 4.13 (and no other provision), the following shall be deemed to be cash or Cash Equivalents:

(1)	any liabilities (as shown on the Company Party’s most recent balance sheet or in the footnotes thereto) of the Company Parties, other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes, that are assumed by the transferee of any such assets and for which the Company Party has been validly released by all creditors in writing;

(2)	any securities, notes or other obligations received by the Company Parties from such transferee that are converted by the Company Parties into cash within 180 days of the receipt of such securities, notes or other obligations, to the extent of the cash received in that conversion;

(3)	(A) any stock or assets acquired in connection with a reinvestment of the Net Cash Proceeds to acquire (x) all or substantially all of the assets of, or any Capital Stock of, another Person engaged primarily in a Similar Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Company Party and (y) other assets (that are not inventory or working capital unless the sold assets were inventory or working capital) that are used or useful in a Similar Business, and (B) any stock or assets as described in the preceding clauses (A)(x) and (A)(y) acquired in exchange for the assets being disposed of pursuant to the respective Asset Sale; and

(4)	any Designated Noncash Consideration received by a Company Party in such Asset Sale having an aggregate Fair Market Value not to exceed $30.0 million at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(g) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale/Casualty Event Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.13, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue of such compliance.

Section 4.14 Exclusion of Excess Capacity Assets. Notwithstanding anything to the contrary contained in the Offering Memorandum, this Indenture, or any other Notes Document, the Excess Capacity Assets shall not be subject to, and shall be expressly excluded and carved out from, any and all provisions of this Indenture and the other Note Documents, including, without limitation:

(a) any Lien, security interest, pledge, hypothecation, mortgage, assignment, charge, or other encumbrance granted or purported to be granted in favor of the Trustee, the Collateral Agent, or any Holder of the Notes, whether pursuant to any Collateral Document, or otherwise;

(b) any covenant, restriction, or limitation (whether affirmative, negative, or financial in nature) applicable to the Issuer or any of its Subsidiaries, including any restrictions on the sale, lease, transfer, assignment, conveyance, disposition, licensing, sublicensing, parcelization, condominiumization, partitioning, or other monetization of assets, whether contained in this Indenture, any Collateral Document, or any other Notes Document;

(c) any representation, warranty, or certification relating to the ownership, condition, value, or status of any Collateral;

(d) any Event of Default or default, or any condition, circumstance, or event that would, with the giving of notice or passage of time (or both), constitute an Event of Default or default under this Indenture or any other Notes Document;

(e) any right of the Trustee, the Collateral Agent, or any Holder of the Notes to inspect, take possession of, foreclose upon, collect, or otherwise exercise remedies with respect to the Excess Capacity Assets;

(f) any obligation to deliver, maintain, or provide insurance coverage, appraisals, environmental reports, title insurance, or any other documentation or perfection requirements with respect to the Excess Capacity Assets; and

(g) any other term, provision, or requirement of this Indenture or any other Notes Document that would otherwise purport to encumber, restrict, limit, or impose any obligation or liability with respect to the Excess Capacity Assets.

For the avoidance of doubt, the Issuer and its Subsidiaries shall be entitled to sell, lease, license, transfer, convey, assign, dispose of, monetize, parcel, condo, develop, repurpose, or otherwise deal with all or any portion of the Excess Capacity Assets without any restriction under, or consent, notice, or approval required by, this Indenture or any other Notes Document, and the proceeds of any such transaction shall not constitute Collateral or be subject to any Lien in favor of the Trustee, the Collateral Agent, or the Holders of the Notes. The Excess Capacity Assets shall at all times be treated as Excluded Property for all purposes under this Indenture and the other Notes Documents.

Section 4.15 Limitation on Further Negative Pledges.

(a) Each Company Party shall not, except as could not reasonably be expected to have a Material Adverse Effect, enter into, incur or permit to exist any agreement restricting, prohibiting or imposing any condition upon the ability of any Company Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent (or its agent or designee) for the benefit of the Notes Secured Parties securing any of the Notes Obligations; provided that:

(1)	the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or order or by any restrictions and conditions contained in any Notes Document or the Project Documents;

(2)	the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to Debt not prohibited by Section 4.04;

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(3)	the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to any sale, lease, sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other dispositions not prohibited by Article 5 or Section 4.13 pending such dispositions;

(4)	the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment, subletting or other transfer thereof (including the granting of any Lien);

(5)	the foregoing shall not apply to restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business;

(6)	the foregoing shall not apply if such restrictions and conditions were binding on a Company Party or its assets at the time such Company Party first becomes a Company Party or such assets were first acquired by such Company Party (other than a Company Party that was a Company Party on the Issue Date or assets owned by any Company Party on the Issue Date), so long as such obligations were not entered into in contemplation of such Person becoming a Company Party or assets being acquired;

(7)	the foregoing shall not apply to customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, Joint Venture or similar Person;

(8)	the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Indenture if such restrictions or conditions apply only to the property or assets securing such Debt or the Persons obligated thereon;

(9)	the foregoing shall not apply to customary restrictions that arise in connection with any Lien not prohibited by Section 4.06 on any asset or property that is not, and is not required to be, Collateral that relates to the asset or property subject to such Lien;

(10)	the foregoing shall not apply to Excess Property that has been released from the Collateral in accordance with the Indenture and the Collateral Documents;

(11)	the foregoing shall not apply to any restrictions and conditions imposed pursuant to, or in connection with, any Shared Facilities Agreements; and

(12)	the foregoing shall not apply to any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (1) through (11) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Issuer, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

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Section 4.16 Sales and Leasebacks.

No Company Party shall, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety, with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which any Company Party (i) has sold or transferred or is to sell or to transfer to any other Person (except with respect to any disposition permitted pursuant to Article 5 or Section 4.13), and (ii) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Company Party to any Person in connection with such lease.

This Section 4.16 does not apply to any Shared Facilities Arrangement effected pursuant to and subject to a Shared Facilities Agreement.

Section 4.17 Partnerships, Formation of Subsidiaries, Future Subsidiary Guarantors.

No Company Party shall, after the Issue Date, (i) become a general partner in any general or limited partnership or Joint Venture, (ii) acquire any Subsidiary or (iii) organize any Subsidiary, in each other than in connection with a transfer of assets to such Subsidiary. Upon formation of any new Subsidiary of the Issuer or in connection with a transfer of assets to such Subsidiary, the Issuer shall cause such Subsidiary to (x) execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall unconditionally guarantee the Notes Obligations and this Indenture on the terms set forth herein, (y) enter into such security documents as may be necessary or advisable (as determined by the Issuer) to pledge such Subsidiary’s assets as Collateral, and (z) cause an opinion of counsel (which may contain assumptions as to due authorization, execution and delivery and contain customary exceptions) to be executed and delivered to the Trustee that such supplemental indenture constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Subsidiary Guarantor for all purposes of this Indenture until released from its Subsidiary Guarantee in accordance with the provisions of this Indenture.

Section 4.18 Transactions with Affiliates.

From and after the Issue Date, no Company Party shall make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of (at the time of the relevant transaction) $15.0 million, unless such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the relevant Company Party than those that would have been obtained in a comparable transaction by such Company Party with an unrelated Person on an arm’s-length basis, or such Affiliate Transaction is otherwise fair to such Company Party from a financial point of view and when such transaction is taken in its entirety.

The foregoing provisions shall not apply to the following:

(1)	reasonable fees and compensation paid to and indemnities provided for or on behalf of all officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors of any Company Party, as well as compensation to Affiliates in connection with financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, including in connection with any acquisitions or divestitures, in each case as determined in good faith by such Company Party’s board of directors or senior management;

(2)	Restricted Payments, Permitted Investments and any other transaction or arrangement made in accordance with the terms of this Indenture;

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(3)	payments by any Subsidiary Guarantor to reimburse the Issuer or any of its Affiliates for their reasonable out-of-pocket expenses, and to indemnify them, pursuant to the terms of their respective Organizational Documents;

(4)	the Transaction Documents as in effect on the Issue Date entered into by any Company Party with any or more of its Affiliates and the transactions expressly contemplated thereby, and any Replacement Project Contracts in respect thereof (provided that such Replacement Project Contracts are not materially less favorable to the Company Parties than the Project Documents they replace as determined by the Issuer in good faith);

(5)	sales or issuances of Capital Stock to Affiliates of the Issuer not prohibited by this Indenture or the other Notes Documents;

(6)	transactions with customers, clients, franchisees, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company Parties (as determined in good faith by the Issuer), or are on terms at least as favorable, in all material respects, as might reasonably have been obtained at such time from an unaffiliated party;

(7)	the entering into of any Tax sharing agreement or arrangement (or any payments made thereunder) to the extent payments under such agreement or arrangement would otherwise be permitted pursuant to Section 4.05(b)(1);

(8)	any contribution to the capital of the Company Parties;

(9)	any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors;

(10)	transactions and contracts in existence on the Issue Date and any amendment, modification, extension or replacement thereof to the extent such amendment, modification, extension or replacement, taken as a whole, is not materially adverse to the Holders than the relevant transaction in existence on the Issue Date, in each case as determined in the good faith judgment of the Issuer;

(11)	the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors, officers, employees, members of management, managers, members, partners, consultants and independent contractors of the Company Parties;

(12)	any transaction between or among the Company Parties and/or one or more Joint Ventures with respect to which any of the Company Party holds Equity Interests (or any entity that becomes a Company Party or a Joint Venture, as applicable, as a result of such transaction) to the extent not prohibited by this Indenture;

(13)	any transaction in which a Company Party delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the relevant Company Party from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Company Parties than those that would have been obtained in a comparable transaction by the Company Party with an unrelated Person on an arm’s length basis;

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(14)	Affiliate purchases of the Notes to the extent permitted under this Indenture, and the payments and other related transactions in respect thereof (including any payment of out-of-pocket expenses incurred by such Affiliate in connection therewith);

(15)	any sale, lease, sale and leaseback, assignment, conveyance, license, transfer or other disposition, and any other agreement, contract or transaction, in each case in connection with any Shared Facilities Arrangement that is effected pursuant to and subject to a Shared Facilities Agreement;

(16)	any lease entered into between any Company Party, on the one hand, and any Affiliate of the Issuer, on the other hand, which is approved by the Board of Directors of the Issuer or is entered into in the ordinary course of business;

(17)	transactions between any Company Party and any other Person that would constitute an Affiliate solely because a director of such other Person is also a director of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer on any matter including such other Person;

(18)	any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Subsidiary Guarantor not in violation of Section 4.13 or through the ordinary course of business, in each case, that the Board of Directors of the Issuer determines is either fair to the Issuer or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(19)	any payments by the Company Parties pursuant to tax sharing or similar agreements among the Issuer and its Subsidiaries on customary terms; provided that such payments shall not exceed the excess (if any) of the amount of Taxes that the relevant Company Parties would have paid on a stand-alone basis over the amount of such Taxes actually paid by the relevant Company Parties directly to governmental authorities;

(20)	payments to and from, and transactions with, any Joint Ventures entered into in the ordinary course of business, consistent with past practice or consistent with industry norm (including any cash management activities related thereto);

(21)	transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture;

(22)	transactions and contracts entered into in connection with the issuance of the Notes and any amendment, modification, extension or replacement thereof not prohibited by this Indenture;

(23)	any transaction in connection with the release of any property from the Collateral permitted by this Indenture and other Notes Documents; and

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(24)	transactions and contracts entered into in connection with the Corporate Services Agreement and any related documents contemplated or necessitated thereunder;

(25)	any sale, lease, sale and leaseback, assignment, conveyance, license, transfer or other disposition or contract in respect of Excess Property; and

(26)	any contribution by Parent or any Affiliate of the Company Parties of unencumbered assets or properties to the Company Parties, whether for the purpose of assisting in the construction, development, operation, or maintenance of the Projects or otherwise, together with any related transfer documentation or agreements executed in connection with such contribution.

Section 4.19 Special Purpose Entity.

The Issuer and the Subsidiary Guarantors shall not:

(1)	engage in any business or activity other than (i) the development and operation of the Projects, (ii) the transfer and pledge of Collateral pursuant to the terms of the Collateral Documents, (iii) the entry into and the performance under the Transaction Documents to which it is a party, including, any customary agreements relating to the financing of the Projects, (iv) the assignment, transfer, subdivision, conveyance, leasing, licensing, encumbering or otherwise utilization, commercialization, exploitation or disposition in any way, from time to time, of all or any portion of the Excess Property in the Issuer’s sole discretion, so long as such assignment, transfer, subdivision, conveyance, leasing, licensing, encumbering or other utilization, commercialization, exploitation, or disposition would not reasonably be expected to materially and adversely affect the Company Parties’ ability to perform their obligations under the Datacenter Lease (as determined by the Issuer in its good faith), (v) the entry into and performance of any Shared Facilities Agreement, and any other agreement, contract or transaction in connection with any Shared Facilities Arrangement that is effected pursuant to and subject to a Shared Facilities Agreement, and (vi) such other activities as are incidental thereto;

(2)	acquire or own any material assets other than (i) the Projects, any Shared Facilities, and any Excess Property, (ii) any incidental property as may be necessary or desirable for the development and operation of the Projects and any Shared Facilities, (iii) the Equity Interests of the Company Parties or any other Subsidiary permitted pursuant to Section 4.19(4) below, (iv) rights under the Transaction Documents, and the Datacenter Leases and (v) Cash, Cash Equivalents and deposit and securities accounts;

(3)	except as permitted by this Indenture (i) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets, or (ii) change its legal structure, or jurisdiction of incorporation;

(4)	form, acquire or own any Subsidiary, own any Equity Interests in any other entity, or make any Investment in any Person other than, to the extent permitted in its memorandum and articles or in connection with a transfer of Property to such Subsidiary;

(5)	fail to maintain separate books and records from the books and records of any of its Affiliates, or of any other Person other than a Company Party;

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(6)	without limiting the ability to make payments permitted to be made under, or otherwise comply with its obligations under or in connection with, the Transaction Documents, or any Shared Facilities Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person other than a Company Party;

(7)	enter into any contract or agreement with any Person (other than another Company Party), except (i) as otherwise permitted under the Notes Documents, Transaction Documents, any Shared Facilities Agreement, and any other agreement, contract or transaction in connection with any Shared Facilities Arrangement that is effected pursuant to and subject to a Shared Facilities Agreement, in each case to which it is a party, including, in each case, any customary agreements relating to the financing of the Project, (ii) organizational documents and (iii) other contracts or agreements that are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Person (as determined by the Issuer in good faith);

(8)	seek its dissolution or winding up in whole or in part;

(9)	fail to use commercially reasonable efforts to correct promptly any material known misunderstandings regarding the separate identities of the Issuer, on the one hand, and any Affiliate or any principal thereof or any other Person, on the other hand;

(10)	except as permitted by the Notes Documents, guarantee, become obligated for, or hold itself out to be responsible for the Debt of another Person;

(11)	fail, in any material respect, either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business, solely in its own name in order not (i) to mislead others as to the identity of the Person with which such other party is transacting business, or (ii) to suggest that it is responsible for the Debt of any third party (including any of its principals or Affiliates (other than as contemplated or permitted pursuant to the Transaction Documents));

(12)	fail, to the extent of its own funds (taking into account the requirements in the Notes Documents), to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(13)	[reserved];

(14)	without limiting the appointment of officers, maintain, hire or employ any individuals as employees;

(15)	acquire the obligations or securities issued by its Affiliates or members (other than a Company Party or any other Subsidiary permitted pursuant to Section 4.19(4) above);

(16)	pledge its assets to secure the obligations of any other Person, except as permitted by the Notes Documents; or

(17)	(i) institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of Insolvency or Liquidation Proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, provisional liquidator, assignee, trustee, sequestrator, collateral agent or any similar official for the Issuer, (v) make any general assignment for the benefit of the Issuer’s creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any corporate action to approve any of the foregoing.

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Section 4.20 HoldCo Negative Covenant .

HoldCo will (a) not create, incur, assume or permit to exist any Lien on the pledged Collateral other than (i) Liens created under the Notes Documents and (ii) Liens expressly permitted pursuant to Section 4.06 on any of the Equity Interests issued by the Issuer and held by HoldCo, and (b) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Event of Default has occurred and is continuing or would result therefrom, HoldCo may merge with any other person (and if it is not the survivor of such merger, the survivor shall assume HoldCo’s obligations, as applicable, under the Notes Documents) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any other person so long as the successor assumes HoldCo’s obligations, as applicable, under the Notes Documents.

Section 4.21 No Modification of Certain Agreements.

(a) No Company Party shall terminate, or amend or permit any amendment of, any Datacenter Lease in a manner materially adverse to the interests of the Holders (as determined by the Issuer in good faith).

(b) Notwithstanding anything to the contrary in this Indenture or any other Note Document or Transaction Document, (i) the amendment, restatement or modification of any of the Project Documents shall be permitted at any time to facilitate (in the good faith determination of the Issuer) any Shared Facilities Arrangement not prohibited by this Indenture on terms that are not materially less favorable to the holders of the Notes (as determined by the Issuer in good faith) compared to such terms existing on the Issue Date and (ii) the Company Parties may take all actions as may be necessary or advisable, including amending or terminating and replacing any Transaction Document, to facilitate the foregoing.

Section 4.22 Debt Service Reserve Account.

Issuer shall establish and fund on the Issue Date and maintain at all times thereafter a balance in the Debt Service Reserve Account in an amount not less than the Debt Service Reserve Required Amount; provided that after all amounts on deposit in the IDC Account have been depleted, amounts in the Debt Service Reserve Account may be applied to pay Debt Service or other amounts required to be paid to the holders of the Notes, the Trustee and/or the Collateral Agent in accordance with this Indenture, so long as such amounts are replenished within 15 Business Days of such depletion such that the amount on deposit in the Debt Service Reserve Account is again at least equal to the Debt Service Reserve Required Amount; provided, further, that so long as no Event of Default has occurred and is continuing pursuant to Section 6.01(11), the Issuer shall not be required to replenish the Debt Service Reserve Account during the period beginning upon the Datacenter Lease Termination and ending on the fifteenth Business Day following the entry into a replacement Datacenter Lease with a Qualifying Tenant (but for avoidance of doubt, the Issuer may only obtain the extension of the Datacenter Lease EoD Period contemplated by Section 6.01(11) if the amount on deposit in the Debt Service Reserve Account as of the six-month anniversary of such Datacenter Lease Termination is not less than the Debt Service Reserve Required Amount).

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Section 4.23 Project Accounts; Cash Waterfall.

(a) Project Accounts. The Issuer shall, on or prior to the Issue Date, establish the following accounts in the name of the Issuer or the Subsidiary Guarantors, as applicable (the “Project Accounts”), and thereafter maintain such Project Accounts at all times after the establishment thereof in accordance with the terms of this Indenture until the termination thereof:

(1)	an account funded with proceeds of all revenues, lease and other payments, cash and proceeds generated from the FAR-01 Project and the FAR-02 Project, Cash and all other amounts received in respect of APLD FAR-01 and APLD FAR-02 that is not required or permitted to be deposited into another Project Account pursuant to this Indenture, in each case other than to the extent such amounts are permitted to be released from the Revenue Account pursuant to this Indenture, and other than amounts required to be deposited into the Designated Account (the “Revenue Account”);

(2)	an account funded on the Escrow Release Date (or, if the ESA Condition has been satisfied on or prior to the Issue Date, the Issue Date) in an amount equal to $148.0 million, and thereafter, funded in accordance with Section 4.22 (the “Debt Service Reserve Account”), to be used in accordance with Section 4.22;

(3)	an account into which the Escrowed Funds (other than certain fees and expenses and the applicable amounts necessary to fund the IDC Account (as defined below) and the Debt Service Reserve Account) are released into on the Escrow Release Date (or, if the ESA Condition has been satisfied on or prior to the Issue Date, deposited by the Issuer into on the Issue Date), to be used only to fund the construction and associated expenses of the Projects and to pay transaction expenses and operating expenses of the Projects and, during the Construction Period, scheduled interest payments on the Notes (the “Notes Proceeds Account”); provided that any amounts remaining in the Notes Proceeds Account on the 60th calendar day after the Final Commencement Date may be deposited into the Revenue Account or otherwise applied in a manner not prohibited by this Indenture;

(4)	the account into which the Datacenter Lease Termination Fee will be deposited by Oracle or any Qualifying Tenant to the extent payable pursuant to the applicable Datacenter Lease (the “Designated Account”); and

(5)	the account into which $121.0 million of the net proceeds from the offering of the Initial Notes will be deposited, to be used to fund interest on the Notes during construction of the Projects (the “IDC Account”); provided that any amounts remaining in the IDC Account on the 60th calendar day after the Final Commencement Date may be deposited into the Revenue Account or otherwise applied in a manner not prohibited by this Indenture.

The Issuer shall, as promptly as reasonable practicable following the Issue Date, use commercially reasonable efforts to cause each Project Account to be subject to the Lien in favor of the Collateral Agent (for the benefit of the Notes Secured Parties), and held in the “control” (within the meaning of Section 8-106(d) or Section 9-104, as applicable, of the UCC) of the Collateral Agent for the purposes and on the terms set forth in this Indenture, pursuant to an account control agreement in favor of the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent. The Project Accounts and the amounts held in such accounts may be invested in items constituting cash or cash items or Government Securities, and will only be invested as approved or directed in writing by the Issuer.

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(b) Cash Waterfall. The Company Parties shall apply funds in the applicable Project Account as follows:

(1)	the Issuer shall apply funds in the Debt Service Reserve Account solely for Debt Service in respect of the Notes;

(2)	all revenues, lease payments, other payments, cash and proceeds received by (or on behalf of) the Issuer and the Subsidiary Guarantors in respect of the FAR-01 Project and the FAR-02 Project, as applicable (other than the Datacenter Lease Termination Fee) shall be deposited in the Revenue Account and applied, (i) first, to pay operating expenses in respect of the FAR-01 Project and the FAR-02 Project, as applicable, (ii) second, to (A) pay scheduled principal amortization, interest, fees and expenses of the Trustee and Collateral Agent or other Debt Service in respect of the Notes and (B) to the extent the amount then on deposit in the Debt Service Reserve Account is less than the Debt Service Reserve Required Amount and funding is required in accordance with Section 4.22, fund additional amounts to the Debt Service Reserve Account in an amount sufficient to cause the amounts on deposit in the Debt Service Reserve Account to equal at least the Debt Service Reserve Required Amount, and (iii) third, for any other purpose not prohibited by this Indenture;

(3)	all funds in the Designated Account shall be applied solely to make the Datacenter Lease Termination Fee Mandatory Redemption; and

(4)	all funds in the IDC Account shall be applied solely to fund interest on the Notes during construction of the Projects, except as otherwise provided in Section 4.23(a)(5).

For the avoidance of doubt, except as provided in this Section 4.23, the Issuer and the Subsidiary Guarantors shall not otherwise be required to deposit cash held on the Issue Date or received after the Issue Date (including from future equity contributions from Parent) into any Project Account.

Notwithstanding the foregoing, (i) all revenues and cash proceeds of the Projects that are received that are directly or indirectly in respect of power and energy consumption charges that are to be paid by the Company Parties to utilities and energy or power providers (regardless of whether such revenues are characterized as rent charges under the applicable leases or otherwise), shall not be required to be deposited into the Revenue Account or other controlled account and may be held by the Company Parties and used to pay such utilities and energy or power providers in a manner not subject to the foregoing requirements and (ii) for purposes of the foregoing requirements, the “operating expenses” of the Projects shall include without limitation all expenditures in respect of the payment of taxes, operating and administrative expenses payable or reimbursable by the Company Parties, insurance, amounts owing under intercompany contracts the proceeds of which are applied for any purpose specified in this paragraph and capital expenditures of the Company Parties.

In addition, notwithstanding the foregoing provisions of this Section 4.23, the Issuer and the Subsidiary Guarantors (i) may close and/or open any account (including any Project Account) maintained at any bank or other financial institution, so long as after giving effect to any such changes the Company Parties remain in compliance with the requirements of this Section 4.23 in all material respects and/or (ii) make operational and administrative modifications to the requirements of this Section 4.23 so long as any such modifications are not materially adverse to the interests of the Holders. Neither the Trustee nor the Collateral Agent shall have any obligation or duty to monitor any Project Account, including any modifications thereto, or any cash waterfall.

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The Escrow Account will be separate and apart from the Project Accounts described in this Section 4.23. Upon the Escrow Release Date, the Escrowed Funds (other than certain fees and expenses) will be deposited into the applicable Project Accounts as provided for in the Escrow Agreement and this Indenture. If the ESA Condition has not been satisfied as of the Issue Date, the Issuer will not be required to deposit any amounts into the Project Accounts on the Issue Date, and such deposits will instead occur upon the Escrow Release Date from the Escrowed Funds.

Article 5
MERGERS AND CONSOLIDATIONS

Section 5.01 Issuer.

(a) The Issuer may not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation) or (y) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)	either (a) the Issuer is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (such Person, as the case may be, being herein called the “Successor Issuer”);

(2)	the Successor Issuer (if other than the Issuer) expressly assumes, via a supplemental indenture, all the Obligations of the Issuer under (x) this Indenture and the Notes and (y) if applicable, prior to a Release Event, the Notes Documents, and in connection therewith shall cause instruments to be filed and recorded and take such other actions as may be required by Applicable Law to perfect or continue the perfection of the Lien created under the Notes Documents on the Collateral owned by or transferred to such other Person, in each case, pursuant to documents in customary form as determined by the Issuer in good faith;

(3)	immediately after such transaction, no Event of Default exists;

(4)	prior to a Release Event, to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Person formed by or surviving any such consolidation or merger are assets of the type which would constitute Collateral under the Notes Documents, the Person formed by or surviving any such consolidation or merger will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Notes Documents in the manner and to the extent required in this Indenture or any of the Notes Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Notes Documents; and

(5)	there has been delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Indenture and that all conditions precedent therein relating to such transaction have been complied with.

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Section 5.02 Subsidiary Guarantors.

(a) Subject to Section 11.03, no Subsidiary Guarantor may, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not such Subsidiary Guarantor is the surviving corporation) or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person (in each case other than the Issuer or another Subsidiary Guarantor); unless:

(1)	either (i) such Subsidiary Guarantor is the surviving entity or (ii) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (such Person, as the case may be, being herein called the “Successor Subsidiary Guarantor”);

(2)

the Successor Subsidiary Guarantor assumes all the Obligations of such Subsidiary Guarantor under (x) this Indenture and the Subsidiary Guarantee and (y) if applicable, prior to a Release Event, the Notes Documents, and in connection therewith shall cause instruments to be filed and recorded and take such other actions as may be required by Applicable Law to perfect or continue the perfection of the Lien created under the Notes Documents on the Collateral owned by or transferred to such other Person, in each case, pursuant to documents in customary form as determined by the Issuer in good faith;

(3)	immediately after such transaction, no Event of Default exists;

(4)	prior to a Release Event, to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Person formed by or surviving any such consolidation or merger are assets of the type which would constitute Collateral under the Notes Documents, the Person formed by or surviving any such consolidation or merger will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Notes Documents in the manner and to the extent required in this Indenture or any of the Notes Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Notes Documents; and

(5)	there has been delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such guarantee agreement, if any, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this Indenture.

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Section 5.03 Application.

(a) This Article 5 shall not apply to:

(1)	a merger, amalgamation or consolidation solely for the purpose of reincorporating or reorganizing the Issuer or any Subsidiary Guarantor in another jurisdiction or forming a direct or indirect holding company of the Issuer;

(2)	any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among the Issuer and its Subsidiaries, including by way of merger or consolidation;

(3)	any sale, transfer, assignment, conveyance, lease or other disposition of (a) all or any portion of any Excess Property or (b) any lease, sale, transfer, assignment, conveyance or other disposition or contract in respect of any property or asset pursuant to or in connection with a Shared Facilities Arrangement;

(4)	a merger, amalgamation or consolidation of a Subsidiary Guarantor with or into the Issuer or another Subsidiary Guarantor; and

(5)	any sale, transfer, assignment, conveyance or other disposition of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Issuer or another Subsidiary Guarantor.

Section 5.04 Substitution.

Upon any transaction that is subject to, and that complies with the provisions of, Section 5.01 or Section 5.02 hereof, the Successor Issuer or Successor Subsidiary Guarantor, as applicable, shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” or the “Subsidiary Guarantor,” as applicable, shall refer instead to the Successor Issuer (and not to the Issuer) or the Successor Subsidiary Guarantor (and not to the Subsidiary Guarantor), as applicable), and may exercise every right and power of the Issuer or Subsidiary Guarantor, as applicable, under this Indenture with the same effect as if the Successor Issuer or Successor Subsidiary Guarantor, as applicable, had been named as the Issuer or Subsidiary Guarantor, as applicable, herein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of, interest, premium (if any) on the Notes except in the case of a sale of all of the Issuer’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

Article 6
DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following constitutes an “Event of Default” with respect to the Notes:

(1)	default for 30 days in the payment when due of interest on the Notes;

(2)	default in payment when due of the principal of, or premium, if any, on the Notes;

(3)	failure by a Company Party to comply with any covenant in this Indenture (other than a default specified in clause (1) or (2) of this Section 6.01) if such failure shall remain unremedied for 60 days (or 120 days in the case of Section 4.09) after written notice by the Trustee or Holders of at least 30% in principal amount of the Notes then outstanding (with a copy to the Trustee if given by the Holders); provided, that if such failure is not capable of remedy within such 60-day period, such 60-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original 60-day period) so long as (A) such Default is susceptible to cure, (B) any Company Party commences and is diligently pursuing a cure in good faith and (C) if such Default has had or could reasonably be expected to have a Material Adverse Effect, such extension of time could not be reasonably expected to result in an additional Material Adverse Effect or exacerbate the existing Material Adverse Effect;

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(4)	default under any document evidencing any indebtedness for borrowed money by any Company Party, whether such indebtedness now exists or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal when due at final (and not any interim) maturity on or prior to the expiration of any grace period provided in such indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such indebtedness prior to its express maturity (without such acceleration having been rescinded, annulled or otherwise cured),

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured), aggregates in excess of $25.0 million; provided that this clause (4) shall not apply to (i) secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness, (ii) any such default that is waived (including during any forbearance period) (including in the form of amendment) by the requisite holders of the applicable item of Debt or contested in good faith by the applicable Company Party and (iii) any indebtedness that is required to be converted into Qualifying Equity Interests upon the occurrence of certain designated events so long as no payments in cash or otherwise are required to be made in accordance with such conversion;

(5)	except as permitted by this Indenture, any Subsidiary Guarantee of any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary shall be held in any final and non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason (other than in accordance with its terms) to be in full force and effect or any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary, shall deny or disaffirm in writing its or their obligations under its or their Subsidiary Guarantees;

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(6)	(a) a court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law that is for relief against any Company Party or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary in an involuntary case; (ii) appoints a custodian for all or substantially all of the property of any Company Party or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary; or (iii) orders the liquidation of any Company Party or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary and, in each of clauses (i), (ii) or (iii), the order, appointment or decree remains unstayed and in effect for at least 60 consecutive days after the commencement of the actions described in such clauses (i), (ii) or (iii) as applicable; or (b) any Company Party or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors;

(7)	any final non-appealable judgments or orders, either individually or in the aggregate, for the payment of money in excess of $25.0 million, excluding any portion of any such judgment covered by insurance, shall be rendered against any Company Party and which final judgments or orders remain unpaid, undischarged, unwaived and unstayed for a period of more than ninety (90) consecutive days after such judgment becomes final, and in the event such judgment is covered by insurance or indemnity, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8)	other than by reason of the satisfaction in full of all Obligations under this Indenture and discharge of this Indenture or the release of such Collateral with respect to the Notes in accordance with the terms of this Indenture and the Notes Documents (or any other reason provided herein or therein):

(a)	in the case of any security interest with respect to Collateral constituting a material portion of the Collateral, such security interest under the Collateral Documents shall, at any time after such Collateral Documents become effective, cease to be a valid and perfected security interest or shall be declared invalid or unenforceable by a court of competent jurisdiction and any such default continues for 30 days after notice of such default shall have been given to the Issuer by the Trustee or the Holders of at least 30% in principal amount of the Notes that are outstanding (with a copy to the Trustee if given by the Holders) (other than pursuant to the terms hereof or thereof or any defect arising as a result of the failure by the Collateral Agent to maintain possession of equity certificates delivered to it); or

(b)	the Issuer or any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest under any Collateral Document is invalid or unenforceable other than in accordance with its terms;

(9)	[reserved];

(10)	[reserved];

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(11)	any Datacenter Lease ceases to be in effect (the “Datacenter Lease Termination”), provided, however, such cessation shall not constitute an Event of Default if (A) on or prior to the six-month anniversary of any Datacenter Lease ceasing to be in effect (the “Datacenter Lease EoD Period,” as may be extended pursuant to the immediately following proviso), the applicable Company Party has entered into a new Datacenter Lease with a Qualifying Tenant, and, as of the date of entry into such new Datacenter Lease, either (i) such new Datacenter Lease has terms, taken as a whole, that are substantially consistent in all material respects with (or more favorable) than the terms, taken as a whole, contained in the Datacenter Lease that has ceased to be in effect, as determined by the Issuer in good faith or (ii) so long as the Issuer is then rated by at least two of the three Rating Agencies, the Issuer obtains a Rating Agency Confirmation giving effect to such new Datacenter Lease; provided, further, that the Datacenter Lease EoD Period shall be extended to the twelve-month anniversary of any Datacenter Lease Termination so long as the relevant Company Party enters into a letter of intent, memorandum of understanding, or a similar agreement with a Qualifying Tenant, on or prior to the six-month anniversary of any Datacenter Lease Termination, with the good faith expectation that such a Datacenter Lease will be entered into on or prior to the twelve-month anniversary of such Datacenter Lease Termination and (B) (i) in the event the Datacenter Lease EoD Period is extended past the six-month anniversary of a Datacenter Lease Termination, the amount of funds in the Debt Service Reserve Account as of such six-month anniversary is at least equal to the Debt Service Reserve Required Amount, (ii) the Issuer does not make any Permitted Investment pursuant to clauses (f) (but only in respect of Permitted Investments that would not be permitted pursuant to this clause (ii)), (j), (n) or (p) of the definition thereof (in each case unless funded from a substantially concurrent cash contribution to the Issuer) or any Restricted Payment (other than Restricted Payments pursuant to clauses Section 4.05(b)(1), (2), (4), (8) or (10), (iii) the Company Parties have sufficient funds to pay all operating expenses and make all required maintenance capital expenditures necessary to conduct their business and operations and (iv) to the extent the Issuer has received the Datacenter Lease Termination Fee, such Datacenter Lease Termination Fee has been deposited and remains in the Designated Account and is subject to a springing control agreement in favor of the Collateral Agent, in the case of each of clauses (ii)-(iv) of this clause (B), for the duration of the entire period beginning upon such Datacenter Lease ceasing to be in effect and ending on the earlier of (x) the expiration of the Datacenter Lease EoD Period and (y) entry into a new Datacenter Lease with a Qualifying Tenant as contemplated by clause (A) above; or

(12)	if a Mandatory Redemption Event occurs, failure by the Issuer to commence and consummate the Special Mandatory Redemption in accordance with the terms of the Escrow Agreement and Section 15.02 of this Indenture; provided that this Section 6.01(12) shall be of no further force or effect on or after the Escrow Release Date.

Section 6.02 Acceleration.

In the case of an Event of Default with respect to the Issuer pursuant to clause (6) of Section 6.01, principal of and accrued and unpaid interest on all the Notes that are outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 30% in principal amount of the Notes that are outstanding by notice to the Issuer and the Trustee, may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable immediately; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

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Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). The Trustee shall have no duty whatsoever to provide this information to the Issuer or to obtain this information for the Issuer. In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee. If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder providing such Noteholder Direction was, at any relevant time, in breach of its Position Representation and provides to the Trustee evidence that the Issuer has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Event of Default; provided, however, this shall not invalidate any indemnity or security provided by the Directing Holders to the Trustee which obligations shall continue to survive.

With their acquisition of the Notes, each Holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to the Issuer in accordance with the terms of this section. Each Holder and subsequent purchaser of the Notes waives in this Indenture any and all claims, in law and/or in equity, against the Trustee and agrees in this Indenture not to commence any legal proceeding against the Trustee in respect of, and agrees in this Indenture that the Trustee will not be liable for any action that the Trustee takes in accordance with this Section 6.02, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction. The Issuer agrees to waive in this Indenture any and all claims, in law and/or in equity, against the Trustee, and in this Indenture not to commence any legal proceeding against the Trustee in respect of, and agrees in this Indenture that the Trustee will not be liable for any action that the Trustee takes in accordance with this Section 6.02, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction. In connection with the requisite percentages required under this section, the Trustee shall also treat all outstanding Notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction. The Issuer will confirm in this Indenture that any and all other actions that the Trustee takes or omits to take under this Section 6.02 and all fees, costs and expenses of the Trustee and its agents and counsel arising hereunder and in connection herewith shall be covered by the Issuer’s indemnifications under Section 7.06.

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Section 6.03 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, such Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.04 Control by Majority.

Holders of a majority in principal amount of the Notes that are then outstanding may direct the Trustee in its exercise of any trust or power in respect of the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Section 7.01 and Section 7.02, that the Trustee determines is unduly prejudicial to the rights of Holders or would involve the Trustee in personal liability (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders); provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

Section 6.05 Limitations on Suits.

In case an Event of Default occurs and is continuing under this Indenture, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered, and, if requested, provided to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to this Indenture unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 30% in aggregate principal amount of the Notes that are then outstanding have requested the Trustee to pursue the remedy;

(3)	such Holders have offered, and, if requested, provided, to the Trustee security and/or indemnity satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in aggregate principal amount of the Notes that are then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

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Section 6.06 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or Section 6.01(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.07 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall, subject to the terms of any applicable Acceptable Intercreditor Agreement, pay out the money in the following order:

First: to the Trustee and the Collateral Agent, and their respective agents and attorneys for amounts due under the Notes Documents, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.07.

Section 6.08 Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian or other party making payment in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.06 hereof. No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

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Section 6.09 Holder Representation.

(a) Each Holder by accepting a Note acknowledges and agrees that the Trustee (and any agent) shall not be liable to any party for acting or refraining to act in accordance with (i) the foregoing provisions, (ii) any Officer’s Certificate, or (iii) its duties under this Indenture, as the Trustee may determine in its sole discretion.

(b) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a written notice from the requisite number of Holders of the Notes or from the Issuer of any event which is in fact such a default is received by a Responsible Officer at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

Article 7
TRUSTEE AND COLLATERAL AGENT

Section 7.01 Duties of Trustee and Collateral Agent.

(a) The Trustee, prior to the occurrence of an Event of Default with respect to the Notes and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default with respect to the Notes has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1)	the duties of the Trustee will be determined solely by the express provisions of this Indenture and only with respect to the Notes as to which it is Trustee and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Collateral Agent; and

(2)	in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, with respect to certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act or willful misconduct, except that:

(1)	this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2)	the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3)	the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.04 hereof, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes.

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(d) No provision of this Indenture will require the Trustee or the Collateral Agent to expend or risk its own funds or incur any liability.

(e)   Neither the Trustee nor the Collateral Agent will be liable for interest on or the investment of any money received by it except as the Trustee or the Collateral Agent may agree in writing with the Issuer. Money held in trust by the Trustee or the Collateral Agent need not be segregated from other funds except to the extent required by law.

(f) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee or the Collateral Agent is subject to Section 7.01.

Section 7.02 Rights of Trustee and Collateral Agent.

(a) The Trustee and the Collateral Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of Debt or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person.

(b) Before the Trustee or the Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Collateral Agent will be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and the Collateral Agent may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) Each of the Trustee and the Collateral Agent may act through its attorneys and agents and will not be responsible for the acts or omissions of any attorney or agent appointed with due care.

(d) Neither the Trustee nor the Collateral Agent will be liable for any action it takes, suffers or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture; provided that the Trustee’s or the Collateral Agent’s, as applicable, conduct does not constitute gross negligence or willful misconduct as determined by a court of competent jurisdiction.

(e)   In the event the Trustee or the Collateral Agent receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee or the Collateral Agent, as applicable, in its sole discretion, may determine what action, if any, will be taken and the Trustee or the Collateral Agent, as applicable, shall be entitled not to take any action until such instructions have been resolved or clarified to its satisfaction and neither the Trustee nor the Collateral Agent shall be or become liable in any way or person for any failure to comply with any conflicting, unclear or equivocal instructions.

(f) The permissive right of the Trustee and the Collateral Agent to take the actions permitted by this Indenture or the Collateral Documents will not be construed as an obligation or duty to do so.

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(g) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or any Subsidiary Guarantor, as applicable, will be sufficient if signed by an Officer of the Issuer or such Subsidiary Guarantor, as applicable.

(h) Neither the Trustee nor the Collateral Agent will be under any obligation to exercise any of the rights or powers vested in it by this Indenture or the Collateral Documents at the request or direction of any of the Holders unless such Holders have offered and, if requested, provided, to the Trustee or the Collateral Agent, as applicable, indemnity and/or security satisfactory to the Trustee or the Collateral Agent, as applicable, against the losses, liabilities and expenses that might be incurred by the Trustee in compliance with such request or direction.

(i) In no event shall the Trustee or the Collateral Agent be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a written notice from the requisite number of holders of the Notes or from the Issuer of any event which is in fact such a default is received by a Responsible Officer at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee and the Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder as Registrar and Paying Agent, and each Agent, Custodian and other Person employed to act hereunder.

(l) The Trustee may request that the Issuer and each Subsidiary Guarantor deliver an Officer’s Certificate setting forth the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(n) Notwithstanding any provision herein to the contrary, in no event shall the Trustee or the Collateral Agent be liable for any failure or delay in the performance of its obligations under this Indenture because of circumstances beyond its control, including, but not limited to, nuclear or natural catastrophes or acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, epidemic, pandemic, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Indenture, inability to obtain material, equipment, or communications or computer (software and hardware) facilities, or the failure of equipment or interruption of utilities, communications or computer (software and hardware) facilities, and other causes beyond its control whether or not of the same class or kind as specifically named above.

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(o) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(p) Neither the Trustee nor the Collateral Agent shall be required to give any bond or surety in respect of the performance of its powers and duties hereunder or under the Collateral Documents.

(q) Neither the Trustee nor the Collateral Agent shall have any duty (A) to see to any recording, filing, or depositing of this Indenture or any Collateral Document, or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of such recording or filing or depositing, or to any re-recording, refiling, or redepositing of any thereof, or otherwise monitoring the perfection, continuation of perfection, or the sufficiency or validity of any security interest in or related to any Collateral or (B) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.

(r) The Trustee and the Collateral Agent may assume without inquiry in the absence of actual knowledge that the Issuer and each of the Company Parties is duly complying with their obligations contained in any Notes Document required to be performed and observed by them, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(s) Neither the Trustee nor the Collateral Agent shall have any obligation whatsoever to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, insured or has been encumbered, or that any Liens on the Collateral have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether the property constituting collateral intending to be subject to the interest and the interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto.

(t) The Trustee shall have no duty to monitor the performance or actions of the Collateral Agent. The Trustee shall have no responsibility or liability for the actions or omissions of the Collateral Agent. In each case that the Trustee is requested hereunder or under any of the Collateral Documents to give direction or provide any consent or approval to the Collateral Agent, the Issuer or to any other party, the Trustee may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Trustee requests direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to giving any direction to the Collateral Agent, the Trustee shall be entitled to refrain from giving such direction unless and until the Trustee shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Trustee shall not incur liability to any Person by reason of so refraining.

(u) At any time that the security granted pursuant to the Collateral Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such security, the Trustee is not required to give any direction to the Collateral Agent with respect thereto unless it has been indemnified in accordance with Section 7.02(h). In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(1)	any failure of the Collateral Agent to enforce such security within a reasonable time or at all;

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(2)	any failure of the Collateral Agent to pay over the proceeds of enforcement of the Collateral;

(3)	any failure of the Collateral Agent to realize such security for the best price obtainable;

(4)	monitoring the activities of the Collateral Agent in relation to such enforcement;

(5)	taking any enforcement action itself in relation to such security;

(6)	agreeing to any proposed course of action by the Collateral Agent which could result in the Trustee incurring any liability for its own account; or

(7)	paying any fees, costs or expenses of the Collateral Agent.

(v) No provision of this Indenture or of the Notes Documents shall require the Trustee to indemnify the Collateral Agent, and the Collateral Agent shall be required to waive any claim it may otherwise have by operation of law in any jurisdiction to be indemnified by the Trustee acting as principal vis-à-vis its agent, the Collateral Agent.

(w) The Trustee shall be under no obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Issuer or any Grantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against it that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment be made.

(x) The Trustee shall not be responsible or liable for the determination of the amount of any required Installment or any change thereto as a result of repayment, repurchase or redemption of the Notes or the issuance of Additional Notes, unless the Trustee has received written notice thereof from the Issuer. The Issuer shall provide a schedule of its calculations to the Trustee and the Trustee is entitled to rely conclusively upon the accuracy of the Issuer’s calculations without independent verification.

Section 7.03 Individual Rights of Trustee and Collateral Agent.

Each of the Trustee and the Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with either the Issuer or any Subsidiary Guarantor or any Affiliate of the Issuer or any Subsidiary Guarantor with the same rights it would have if it were not Trustee or the Collateral Agent, as applicable. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties.

Section 7.04 Trustee’s and Collateral Agent’s Disclaimer.

Neither the Trustee nor the Collateral Agent will be responsible for and makes no representation as to the validity or adequacy of any offering materials, the Notes Documents, the Notes or any Subsidiary Guarantee or any Lien securing the Notes or any Subsidiary Guarantee; it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture; it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or the Collateral Agent, as applicable; and it will not be responsible for any statement or recital herein or any statement in the Notes, any Subsidiary Guarantee or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

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Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer pursuant to the terms of this Indenture, the Trustee will mail or deliver electronically to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may and shall be protected in withholding the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06 Compensation and Indemnity.

(a) The Issuer and any Subsidiary Guarantors, jointly and severally, shall pay to the Trustee and the Collateral Agent from time to time reasonable compensation, as agreed in writing from time to time, for its acceptance and administration of this Indenture and services hereunder. The Trustee’s and the Collateral Agent’s compensation will not be limited by any law on compensation of a Trustee of an express trust. The Issuer and any Subsidiary Guarantors, jointly and severally, shall reimburse the Trustee and the Collateral Agent promptly upon request for all reasonable and documented disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable and documented compensation, disbursements and expenses of the Trustee’s and the Collateral Agent’s agents and counsel. To secure the Company Parties’ payment obligations in this Section 7.06, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or Debt of the Company Parties.

(b) The Issuer and any Subsidiary Guarantor, jointly and severally, will indemnify the Trustee and the Collateral Agent and hold each of them harmless from and against any and all losses, liabilities, claims, damages, costs or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties or the exercise of its rights under this Indenture, each supplemental indenture and any Subsidiary Guarantees, including the reasonable and documented costs and expenses of enforcing this Indenture, each supplemental indenture and any Subsidiary Guarantees against the Issuer and any Subsidiary Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuer, any Subsidiary Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties under this Indenture and each supplemental indenture, except to the extent any such loss, liability or expense may be attributable to its own gross negligence or willful misconduct. Each of the Trustee and the Collateral Agent will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Collateral Agent, as applicable, to so notify the Issuer will not relieve the Issuer or any Subsidiary Guarantors of their obligations hereunder. The Issuer or any such Subsidiary Guarantor shall defend the claim and the Trustee or the Collateral Agent, as applicable, shall cooperate in the defense. The Trustee and the Collateral Agent may have separate counsel and the Issuer and/or any Subsidiary Guarantors shall pay the reasonable fees and expenses of such counsel if the Issuer shall not have employed counsel reasonably satisfactory to the Trustee or the Collateral Agent, as applicable, or such other indemnified party (in the Trustee’s, the Collateral Agent’s or such other indemnified party’s good faith determination) or if the Issuer agrees to pay the cost of such separate counsel or if the Trustee, the Collateral Agent or such other indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Issuer. The Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or the Collateral Agent through the Trustee’s or the Collateral Agent, as applicable, own gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction. Neither the Issuer nor any Subsidiary Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

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(c) When the Trustee or the Collateral incurs expenses or renders services after an Event of Default specified in clause (6) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(d) The Issuer’s and Subsidiary Guarantors’ obligations under this Section 7.06 shall survive the resignation or removal of the Trustee or the Collateral Agent, as applicable, the satisfaction and discharge of this Indenture with respect to any Notes, the complete satisfaction and discharge of this Indenture, any termination of this Indenture or any supplemental indenture, including any termination or rejection of this Indenture or any supplemental indenture in any Insolvency or Liquidation Proceeding or similar proceeding, and the repayment of all the Notes.

Section 7.07 Replacement of Trustee or Collateral Agent.

(a) A resignation or removal of the Trustee or the Collateral Agent and appointment of a successor Trustee or successor Collateral Agent will become effective only upon the successor Trustee’s or successor Collateral Agent’s acceptance of appointment as provided in this Section 7.07.

(b) The Trustee and the Collateral Agent may resign with 30 days’ prior notice, with respect to the Notes, and be discharged from the trust hereby created by so notifying the Issuer in writing. The Holders of a majority in aggregate principal amount of the then outstanding Notes or the Issuer with 30 days’ prior notice may remove the Trustee or Collateral Agent, as applicable, by so notifying the Trustee and the Issuer in writing not less than 30 days prior to the effective date of such removal. The Issuer may also remove the Trustee or Collateral Agent with respect to the Notes if:

(1)	the Trustee or the Collateral Agent fails to comply with Section 7.09 hereof;

(2)	the Trustee or the Collateral Agent is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee or the Collateral Agent under any Bankruptcy Law;

(3)	a custodian or public officer takes charge of the Trustee or the Collateral Agent or their respective property; or

(4)	the Trustee or the Collateral Agent becomes incapable of acting.

(c) If the Trustee or the Collateral Agent resigns or is removed or if a vacancy exists in the office of Trustee or the Collateral Agent with respect to Notes for any reason, the Issuer will promptly appoint a successor Trustee or successor Collateral Agent. Within one year after the successor Trustee or successor Collateral Agent takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee or successor Collateral Agent to replace the successor Trustee or successor Collateral Agent appointed by the Issuer.

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(d) If a successor Trustee of successor Collateral Agent with respect to the Notes does not take office within 60 days after the retiring Trustee or retiring Collateral Agent resigns or is removed, the retiring or removed Trustee or the retiring or removed Collateral Agent, as applicable, the Issuer, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee or successor Collateral Agent, as applicable.

(e) If the Trustee or Collateral Agent fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee or the Collateral Agent, as applicable, and the appointment of a successor Trustee or successor Collateral Agent, as applicable.

(f) A successor Trustee or Collateral Agent, as applicable, will deliver a written acceptance of its appointment to the retiring Trustee or retiring Collateral Agent, as applicable, and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee or retiring Collateral Agent will become effective, and the successor Trustee or successor Collateral Agent will have all the rights, powers and duties of the Trustee or Collateral Agent, as applicable, for which it is acting as Trustee or as Collateral Agent, as applicable, under this Indenture. The successor Trustee or Collateral Agent will mail or deliver electronically a notice of its succession to Holders. The retiring Trustee or Collateral Agent will promptly transfer all property held by it as Trustee to the successor Trustee or as Collateral Agent to the successor Collateral Agent, as applicable; provided that all sums owing to the Trustee or Collateral Agent, as applicable, hereunder have been paid.

(g) The retiring Trustee or Collateral Agent shall have no responsibility or liability for any action or inaction of a successor Trustee or Collateral Agent, as applicable.

Section 7.08 Successor Trustee or Collateral Agent by Merger, etc.

If the Trustee or Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act will be the successor Trustee or successor Collateral Agent, as applicable.

Section 7.09 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is an entity organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust powers, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

Section 7.10 Intercreditor Agreement; Completion Guarantee.

By acceptance of the Notes, the Holders shall be deemed to hereby (i) authorize and direct the Trustee and the Collateral Agent, as the case may be, to execute and deliver the Acceptable Intercreditor Agreements (on behalf of the Collateral Agent, the Trustee and the Holders) in which it is named as a party, including such changes from the form attached to this Indenture that are permitted hereunder, (ii) agree that as such the Trustee and the Collateral Agent will be deemed to be a party to the Acceptable Intercreditor Agreements as trustee and agent for the Holders and (y) the Collateral Agent, the Trustee and the Holders will be subject to and bound by the provisions of such Acceptable Intercreditor Agreement, and (iii) accept and authorize the Collateral Agent, as Collateral Agent for itself, the Trustee and the Holders under the Acceptable Intercreditor Agreements, to take such action as agent on their behalf and to exercise such powers under the Acceptable Intercreditor Agreements as are delegated to the Collateral Agent by the terms thereof. It is hereby expressly acknowledged and agreed that, in taking the foregoing actions, the Trustee and the Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Acceptable Intercreditor Agreements, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to them under this Indenture (in addition to those that may be granted to them under the terms of such other agreement or agreements).

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In addition, by acceptance of the Notes, the Holders shall be deemed to hereby (i) authorize and direct the Collateral Agent to execute and deliver the Completion Guarantee (on behalf of the Holders) in which it is named as a party, (ii) agree that as such, (x) the Collateral Agent will be deemed to be a party to the Completion Guarantee as agent for the Holders and (y) the Collateral Agent and the Holders will be subject to and bound by the provisions of such Completion Guarantee, (iii) accept and authorize the Collateral Agent to take such action as agent on their behalf and to exercise such powers under the Completion Guarantee as are delegated to the Collateral Agent by the terms thereof, and (iv) accept and acknowledge the terms of the Completion Guarantee. It is hereby expressly acknowledged and agreed that, in taking the foregoing actions, the Collateral Agent is not responsible for the terms or contents of the Completion Guarantee, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Completion Guarantee, the Collateral Agent shall have all of the rights, immunities, indemnities and other protections granted to them under this Indenture (in addition to those that may be granted to them under the terms of the Completion Guarantee).

Section 7.11 Authorization to Enter into Escrow Documents.

Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Escrow Agreement, as the same may be in effect or may be amended from time to time in writing by the parties thereto, and authorizes and directs the Trustee to enter into and acknowledge the Escrow Agreement and to perform its obligations and exercise its rights thereunder in accordance herewith and therewith. The Issuer shall do or cause to be done all such acts and things as may be reasonably necessary or proper, or as may be required by the provisions of the Escrow Agreement, to assure and confirm to the Trustee the security interests contemplated by the Escrow Agreement or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the applicable Notes, according to the intent and purpose herein expressed. The Issuer shall take, or shall cause to be taken, any and all actions reasonably required to create and maintain, as security for the Obligations of the Issuer under this Indenture and the Notes as provided in the Escrow Agreement, a valid and enforceable first-priority perfected Lien in and on all the Escrowed Funds, in favor of the Trustee for its benefit, for the benefit of the Collateral Agent and for the benefit of the applicable Holders, superior to and prior to the rights of third Persons and subject to no other Liens.

Article 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option evidenced by a resolution of its Board of Directors set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or Section 8.03 hereof be applied to the Notes Documents upon compliance with the conditions set forth below in this Article 8.

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Section 8.02 Legal Defeasance.

The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Subsidiary Guarantor’s obligations discharged with respect to the Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of such Notes that are then outstanding to receive payments in respect of the principal of, or interest or premium on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)	the Issuer’s Notes Obligations concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties, indemnities and immunities of the Trustee under this Indenture and the Notes Documents and the Issuer’s and the Subsidiary Guarantors’ Obligations in connection therewith; and

(4)	this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under Section 4.03 through (and including) Section 4.23 hereof with respect to the Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of the Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the Notes and any Subsidiary Guarantees, the Issuer and any Subsidiary Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other Notes Document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Subsidiary Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Section 6.01(3), Section 6.01(4), Section 6.01(5), Section 6.01(7), Section 6.01(8), and Section 6.01(11), hereof shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

(a) In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes under either Section 8.02 or Section 8.03 hereof:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in Dollars, non-callable Government Securities or a combination of cash in Dollars and non-callable Government Securities, in amounts as will be sufficient to pay the principal of, or interest and premium on, such Notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

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(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default with respect to the Notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture or the Collateral Documents) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries are bound;

(6)	the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7)	the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

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The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Notes and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable, shall be paid to the Issuer on its written request or (if then held by the Issuer) will be discharged from such trust; and the Holders of such Notes will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or Section 8.03 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and any Subsidiary Guarantors’ obligations under the applicable Notes Documents will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, the Issuer, the Subsidiary Guarantors, the Trustee and the Collateral Agent may amend or supplement the Notes Documents without the consent of any Holder:

(1)	to cure any ambiguity, omission, mistake, defect, error or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to comply with Article 5;

(4)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(5)	to conform the text of the Notes Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a verbatim or substantially verbatim recitation of a provision of the Notes Documents, as evidenced by an Officer’s Certificate of the Issuer;

(6)	to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Collateral Agent pursuant to the requirements thereof;

(7)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(8)	to allow any Subsidiary to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Notes; provided that any supplemental indenture to add a Subsidiary Guarantor need only be signed by the Issuer, the Subsidiary Guarantor providing the Subsidiary Guarantee, and the Trustee;

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(9)	to add a guarantee of a parent entity or a co-obligor of the Notes under this Indenture or other Notes Documents;

(10)	[Reserved];

(11)	[Reserved];

(12)	to release any Subsidiary Guarantor from its Subsidiary Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(13)	to enter into any Acceptable Intercreditor Agreement or amend an existing intercreditor agreement in a manner that would cause it to be (or continue to be) an Acceptable Intercreditor Agreement;

(14)	to make, complete or confirm any grant of Collateral permitted or required by any of the Notes Documents, including to amend the Collateral Documents (including to add additional secured parties), in customary form as determined by the Issuer in good faith;

(15)	to add Collateral with respect to the Notes;

(16)	to add any additional secured parties to any security documents or any Acceptable Intercreditor Agreement;

(17)	to release, discharge, terminate or subordinate Liens on Collateral in accordance with the Notes Documents, and to confirm and evidence any such release, discharge, termination or subordination;

(18)	in the case of any Collateral Document, to include therein any legend required to be set forth therein pursuant to any Acceptable Intercreditor Agreement or to modify any such legend as required by any Acceptable Intercreditor Agreement;

(19)	to provide for the succession of any parties to any Collateral Document (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any other agreement that is not prohibited by this Indenture;

(20)	to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes not prohibited by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes;

(21)	to comply with the rules and procedures of any applicable securities depository;

(22)	make any amendment to the provisions of any Notes Document to eliminate the effect of any accounting change or in the application thereof; or

(23)	in connection with the Escrow Release, changes of a technical or conforming nature necessary to effect the transactions contemplated by the terms of the Escrow Agreement; provided, however, that such changes are not materially adverse to the interests of the holders of the Notes.

Section 9.02 With Consent of Holders of Notes.

(a) Except as provided in Section 9.02(b) and Section 9.02(c), the Issuer, the Subsidiary Guarantors and the Trustee or Collateral Agent, as applicable, may amend or supplement any Notes Documents with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and any existing default or compliance with any provision of any Notes Document may be waived with the consent of the Holders of a majority in principal amount of the Notes that are then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).

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(b) Without the consent of each Holder of the Notes adversely affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any such Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal payable in respect of the Notes on any date, or extend the fixed maturity of any such Note or the Payment Date for any Installment (including, in each case, by altering any provision set under Article 14);

(3)	reduce the rate of or extend the stated time for payment of interest on any such Note;

(4)	reduce the premium payable upon the redemption of any Note or change the dates on which any such premium is payable upon redemption;

(5)	make any such Note payable in currency other than that stated in such Notes;

(6)	[reserved];

(7)	impair the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the due dates therefor; or

(8)	make any change to Section 9.01 and this Section 9.02.

(c) Without the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Collateral Documents or the provisions of Article 12 or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Notes Obligations, (B) change or alter the priority of the Liens securing the Notes Obligations in respect of such Notes in any material portion of the Collateral in any way adverse to the Holders of such Notes in any material respect, other than, in each case, as provided under the terms of the Collateral Documents (as in effect on the Issue Date) or (C) permit the amendment, modification, waiver or termination of any of the Datacenter Leases in a manner materially adverse to the interests of the Holders (except, in the case of this clause (C), as set forth in Section 4.21).

(d) For the avoidance of doubt, no amendment, waiver, modification or deletion of the provisions described under Article 3 or Article 4 shall be deemed to impair or affect any rights of Holders to institute suit for the enforcement of any payment on or with respect to, or to receive payment of principal of, or premium, if any, or interest on, the Notes.

(e)   The consent of the Holders is not necessary under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(f) After an amendment, supplement or waiver under this Indenture becomes effective, the Issuer is required to give to the Holders a notice briefly describing such amendment, supplement or waiver. However, any failure of the Issuer to give such notice to all of the Holders, or any defect in the notice will not impair or affect the validity of any such amendment, supplement or waiver.

(g) The Escrow Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the parties thereto; provided that no provisions of the Escrow Agreement may be waived or modified in any manner materially adverse to the holders of the Notes without the written consent of the holders of a majority in principal amount of the Notes that are then outstanding; provided, further, that the Issuer, the Trustee, and the Escrow Agent may amend, supplement or otherwise modify the Escrow Agreement without the consent of the Holders:

(1)	to cure any ambiguity, omission, mistake, defect, error or inconsistency, (to provide for uncertificated Notes in addition to or in place of certificated Notes);

(2)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect any such Holder in any material respect; or

(3)	to conform the text of the Escrow Agreement to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a verbatim or substantially verbatim recitation of a provision of the Notes Documents, as evidenced by an Officer’s Certificate of the Issuer.

Section 9.03 Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

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Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of a Company Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

Upon the request of the Issuer and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, the Trustee shall sign any amended or supplemental indenture or other amendment of or supplement to or waiver under any Notes Document authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee under this Indenture, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or any amendment of or supplement to or waiver under any Notes Document. In executing any amended or supplemental indenture or other amendment of or supplement to or waiver under any Notes Document, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon in addition to the documents set forth in Section 13.02, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture or other amendment of or supplement to or waiver under any Notes Document is authorized or permitted by this Indenture.

Article 10
SATISFACTION AND DISCHARGE

Section 10.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)	either:

(a)	all such Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b)	all such Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the issuance of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Dollars, non-callable Government Securities or a combination of cash in Dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

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(2)	no Default or Event of Default under this Indenture has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Subsidiary Guarantor is a party or by which the Issuer or any Subsidiary Guarantor is bound;

(3)	the Issuer or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it with respect to the Notes under this Indenture; and

(4)	the Issuer has delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 10.01, the provisions of Section 10.02 and Section 8.06 hereof will survive. In addition, nothing in this Section 10.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 10.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 10.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 10.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any applicable Subsidiary Guarantor’s obligations under this Indenture and the Notes Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article 11
SUBSIDIARY GUARANTEES

Section 11.01 Guarantee.

(a) Subject to this Article 11, each of the Subsidiary Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(1)	the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

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(2)	in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors will be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. The obligations of each Subsidiary Guarantor in respect of its guarantee are secured by the Collateral on a senior secured basis as provided in the Collateral Documents.

(b) The Subsidiary Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of Insolvency or Liquidation Proceeding of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Subsidiary Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee. The Subsidiary Guarantors will have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.

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Section 11.02 Limitation on Subsidiary Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03 Releases.

(a) The Subsidiary Guarantee of a Subsidiary Guarantor shall be released automatically:

(1)	upon the liquidation or dissolution of such Subsidiary Guarantor to the extent permitted by this Indenture;

(2)	upon the full and final payment of the Notes and performance of all Notes Obligations of the Issuer and the Subsidiary Guarantors under this Indenture and the Notes;

(3)	upon defeasance or satisfaction and discharge of the Notes as provided in Article 8 and Article 10 hereof; or

(4)	as described in Article 9.

(b) Upon delivery by the Issuer to the Trustee of an Officer’s Certificate certifying that (i) the action or event giving rise to a release has occurred as specified above and (ii) the release is authorized or permitted by this Indenture, the Trustee shall execute any documents reasonably requested by the Issuer or the Trustee in order to evidence the release of any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee.

(c) Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee as provided in this Section 11.03 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article 11.

Section 11.04 Notation Not Required.

Neither the Issuer nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any Subsidiary Guarantee or any release, termination or discharge thereof.

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Article 12
COLLATERAL AND SECURITY

Section 12.01 Grant of Security Interest.

(a) The due and punctual payment of the Notes Obligations will be secured, as of the Issue Date, as provided in the Collateral Documents. The Issuer hereby consents and agrees, and shall cause each of the Subsidiary Guarantors, to be bound by the terms of the Collateral Documents to which they are parties, as of the Issue Date and as the same may be in effect from time to time, and agree to perform their obligations thereunder in accordance therewith. The Issuer hereby agrees, and shall cause the Subsidiary Guarantors to agree, that the Collateral Agent shall hold the Collateral (directly or through co-trustees or agents) on behalf of and for the benefit of all of the Holders and the other holders of Notes Obligations.

(b) Each Holder, by its acceptance of any Notes and the Subsidiary Guarantees, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and amendments to the Collateral Documents) as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and appoints Wilmington Trust, National Association as the Collateral Agent. Each Holder, by accepting any Notes and the Subsidiary Guarantees, authorizes and directs the Collateral Agent to enter into any Collateral Documents to the extent not already entered into and to perform its obligations and exercise its rights thereunder in accordance therewith, subject to the terms and conditions thereof. Each of the Trustee, the Collateral Agent and the Holders, by accepting any Notes and the Subsidiary Guarantees, acknowledges that, as more fully set forth in the Collateral Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the holders of Notes Obligations, the Collateral Agent and the Trustee, and the Lien created by Collateral Documents is subject to and qualified and limited in all respects by the Collateral Documents and actions that may be taken thereunder.

Section 12.02 Further Assurances; Liens on Additional Property.

(a) Subject to the limitations under this Indenture and/or the Collateral Documents, the Issuer and each of the Subsidiary Guarantors will do or cause to be done all acts and things that may be required to ensure that the Collateral Agent holds, for the benefit of the holders of the Notes Obligations, duly created and enforceable and perfected first-priority Liens (subject to Permitted Liens) on the Collateral (including any property or assets that are acquired or otherwise become, or are required by any Notes Document to become, Collateral after the Issue Date).

(b) Subject to the limitations under this Indenture and/or the Collateral Documents, at any time and from time to time (in each case, subject to the terms of the applicable Notes Documents), the Issuer and each of the Subsidiary Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions (including the filing of financing statements, amendments to financing statements and continuation statements) as may be reasonably required to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Notes Documents for the benefit of the holders of Notes Obligations.

(c) Neither the Collateral Agent nor the Trustee shall be responsible to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created under the Collateral Documents (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it under the Collateral Documents) and such responsibility shall be solely that of the Issuer and the Subsidiary Guarantors.

Section 12.03 [Reserved].

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Section 12.04 Release and Subordination of Collateral.

(a) The Liens on the Collateral of this Indenture will no longer secure the Notes outstanding under this Indenture or any other Note Obligations with respect to such Notes, and the right of the Holders to the benefits and proceeds of the Liens on the Collateral will terminate and be discharged, in each case, automatically and without the need for any further action by any Person:

(1)	in connection with any sale, assignment, transfer, conveyance or other disposition of such properties or assets (including as part of or in connection with any other sale or other disposition that does not violate the provisions set forth in Section 4.13 and Article 5 hereof) to a Person that is not (after giving effect to such transaction) the Issuer or a Subsidiary Guarantor, if the sale or other disposition does not violate the provisions set forth in Section 4.13 and Article 5 hereof;

(2)	in the case of a Subsidiary Guarantor that is released from its Subsidiary Guarantee pursuant to the terms of this Indenture, the release of the property or assets, of such Subsidiary Guarantor;

(3)	to the extent such as set forth in Article 9 hereof;

(4)	upon the full and final payment of the Notes and performance of all Notes Obligations of the Issuer and the Subsidiary Guarantors under this Indenture and the Notes;

(5)	upon Legal Defeasance or Covenant Defeasance under this Indenture pursuant to Article 8 hereof or upon the satisfaction and discharge of this Indenture in accordance with Article 10 hereof;

(6)	as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents; and

(7)	if such assets constitute Excluded Property.

(b) Each Holder, by its acceptance of the Notes agrees that the Collateral Agent is authorized to subordinate the Liens granted to it under the Collateral Documents in accordance with Section 6.11 of the Security Agreement without the consent, authorization, direction or instruction of any Holder or the Trustee.

Section 12.05 Release and Subordination Documentation.

Upon compliance with the conditions to release of all or any portion of the Collateral or subordinate its Lien on any portion of the Collateral set forth in Section 12.04, the Collateral Agent shall, without the consent or authorization of any Holder, and without any consent, direction or instruction from the Trustee, forthwith take all necessary action (at the written request of and the expense of the Issuer) to release and re-convey to the Issuer or any other Grantor or to subordinate its Lien, as the case may be, the applicable portion of the Collateral that is authorized to be released pursuant to Section 12.04, and shall deliver such Collateral in its possession to the Issuer or any other Grantor, as the case may be, including, without limitation, executing and delivering releases and satisfactions or subordination agreements wherever required. The Trustee and Collateral Agent shall be entitled to receive an Officer’s Certificate stating that all conditions precedent under this Indenture have been complied with and that it is permitted for the Trustee and/or the Collateral Agent to execute and deliver the instruments or documents requested by the Issuer in connection with such release or subordination.

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Section 12.06 [Reserved].

Section 12.07 Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released from the Liens in favor of the Collateral Agent shall be bound to ascertain the authority of the Collateral Agent or Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority so long as the conditions set forth in Section 12.06 have been satisfied.

Section 12.08 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Collateral Documents and to apply such funds as provided in Section 6.07.

Section 12.09 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuer or Grantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or any Grantor, as applicable, or of any officer or officers thereof required by the provisions of this Article 12.

Section 12.10 Real Estate Deliverables.

(a) Within 180 days of the Issue Date (or, in the event the Issuer is unable to cause such deliverables to be obtained on or prior to such date, such longer period during which the Issuer is using commercially reasonable efforts to obtain such deliverables), with respect to any real property Collateral owned, leased or otherwise held as of the Issue Date, the Issuer and the Subsidiary Guarantors shall deliver or cause to be delivered the following:

(i) a Mortgage, duly executed and delivered by the fee and leasehold owners of such real property and suitable for recording in the applicable recording office(s) in order to create a valid and enforceable first priority Lien subject to no other Liens except Permitted Liens, together with evidence that all filing and recording Taxes and fees have been paid or otherwise provided for;

(ii)   opinions of counsel regarding the due authorization, execution, delivery, enforceability and perfection of such Mortgage and such other matters customarily covered in real estate opinions;

(iii) a policy or marked up unconditional binder of title insurance, paid for by the Issuer, in the amount of the lesser of (A) the amount of the Notes; or (B) the Fair Market Value of the respective Real Estate Assets insured thereby, issued by a nationally recognized title insurance company (the “Title Insurer”) insuring the Lien of such Mortgage as a valid Lien on the real property and leasehold interest described therein, free of any other Liens except Permitted Liens, together with such customary (as determined in good faith by the Issuer) endorsements, coinsurance and reinsurance;

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(iv) a survey with respect to such real property (including all improvements, easements and other customary matters thereon), as applicable, for which all necessary fees have been paid, which (A) complies in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Survey and Mapping as such requirements are in effect on the date of preparation of such survey and (B) is sufficient for the Title Insurer to remove all standard survey exceptions from the title insurance policy relating to such real property and to issue survey-related endorsements; provided, however, that so long as the Title Insurer shall accept the same to eliminate the standard survey exceptions from such policy and issue survey-related endorsements, in lieu of a new survey, Issuer may provide an existing survey together with an affidavit of no change;

(v) copies of any applicable leases;

(vi)    memorandums of lease, subordination, non-disturbance and attornment agreements from fee mortgagees, estoppel letters and landlord consents, all as applicable; and

(vii) such customary affidavits, certificates, information or instruments of indemnification as shall be required to induce the Title Insurer to issue the title policy.

(b) Within 180 days of the Issue Date (or, in the event the Issuer is unable to cause such deliverable to be obtained on or prior to such date, such longer period during which the Issuer is using commercially reasonable efforts to obtain such deliverable), with respect to any real property Collateral owned, leased or otherwise held as of the Issue Date, the Issuer and the Subsidiary Guarantors shall deliver or cause to be delivered a customary subordination, non-disturbance and attornment agreement with Oracle.

(c) Notwithstanding the foregoing, the actions otherwise required by the foregoing may be extended or waived by the Issuer where the Issuer or any Subsidiary Guarantor reasonably determines that such actions cannot be accomplished without undue effort or expense or by the time or times at which it would otherwise be required or that the burden, cost or consequences of such actions is excessive in relation to the practical benefits to be obtained therefrom.

Article 13
MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Issuer or the Trustee or Collateral Agent to the other party hereto is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), email, facsimile transmission or overnight air courier guaranteeing next-day delivery, to the others’ address:

If to the Issuer:

APLD ComputeCo 2 LLC

c/o Applied Digital Corporation

Attn: Mark Chavez

General Counsel

3811 Turtle Creek Blvd., Suite 2100

Dallas, Texas 75219

Email: machavez@applieddigital.com

If to the Trustee or the Collateral Agent:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Fax: (612) 217-5651

Attn: APLD ComputeCo 2 Notes Administrator

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The Issuer, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when sent, without automatic reply that such was unsuccessful, if emailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be delivered electronically or mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery or emailed to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. For so long as any Notes are represented by Global Notes, all notices to Holders will be delivered to DTC, which will give such notices to the Holders of book-entry interests in accordance with the applicable procedures of DTC, delivery of which shall be deemed to satisfy the requirements of this paragraph.

If a notice or communication is delivered or mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer delivers a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (other than in connection with the Company Order, dated the date hereof, and delivered to the Trustee in connection with the issuance of the Initial Notes), the Issuer shall furnish to the Trustee:

(1)	an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)	an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with.

Any Officer’s Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel. Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon an Officer’s Certificate stating that the information with respect to such factual matters is in the possession of the Issuer or a Subsidiary of the Issuer.

Section 13.03 Statements Required in Certificate or Opinion.

Each Officer’s Certificate or Opinion of Counsel with respect to compliance with a condition precedent provided for in this Indenture or the other Notes Documents must include substantially:

(1)	a statement that the Person making such certificate or opinion has read such condition;

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(2)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)	a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such condition has been satisfied; and

(4)	a statement as to whether or not, in the opinion of such Person, such condition has been satisfied.

Section 13.04 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Agents may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, member, manager, Affiliate, or stockholder of any Company Party, as such, will have any liability for any Obligations of the Company Parties under the Notes Documents, or for any claim based on, in respect of, or by reason of, such Obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.06 Governing Law.

(a) THIS INDENTURE, THE NOTES, AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Indenture, the Notes or any Subsidiary Guarantees, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture shall affect any right that any party hereto otherwise have to bring any action or proceeding relating to this Indenture against any party hereto or its properties in the courts of any jurisdiction.

(c) Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Indenture in any court referred to in Section 13.06(b) hereto. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.01 hereof, such service to be effective upon receipt. Nothing in this Indenture will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 13.07 Waiver of Immunity.

To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or execution, on the ground of sovereignty or otherwise) with respect to itself or its property, it hereby irrevocably waives, to the fullest extent permitted by applicable law, such immunity in respect of its obligations under this Indenture and/or Note.

Section 13.08 Waiver of Jury Trials.

ALL PARTIES HERETO AND THE HOLDERS (BY ACCEPTANCE OF THE NOTES) HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 13.11 Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the Patriot Act.

Section 13.12 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

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Section 13.13 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, or PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes and shall constitute effective execution and delivery of this Indenture as to the parties hereto and will be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee.

Section 13.14 Table of Contents, Headings, etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.15 Legal Holidays.

In any case where any interest payment date, redemption date, Change of Control Payment Date, Payment Date or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal (or premium, if any) or interest or other required payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest payment date, redemption date, Change of Control Payment Date or at the Stated Maturity; provided that no interest shall accrue on such payment for the period from and after such interest payment date, redemption date, Change of Control Payment Date or Stated Maturity, as the case may be.

Article 14
PRINCIPAL AMORTIZATION

Section 14.01 Installment Payments.

The Issuer will make installment payments, in cash, in accordance with the procedures described below, consisting of partial redemptions in an initial amount equal to 4.25% per annum of the original principal amount of the Notes issued on the Issue Date (each, an “Installment”), which amount shall increase by 0.375% per annum on each anniversary of the Issue Date commencing after the first Installment is due, subject to adjustment as set forth under Section 14.02.

Installment amounts on the Notes will begin to accrue from the final Commencement Date which occurs with respect to all Datacenter Leases in effect on the Issue Date (the “Final Commencement Date”) and will become payable commencing on the first Payment Date to occur after the Final Commencement Date (or commencing on the second such Payment Date to occur after the Final Commencement Date, solely if the Final Commencement Date is within 15 days of the first Payment Date that occurs immediately following the Final Commencement Date, in which case the initial Installment payable on the second Payment Date following the Final Commencement Date shall include accrued and unpaid Installment amounts in respect of the period commencing on, and including, the Final Commencement Date to, but excluding, the first Payment Date following the Final Commencement Date, in addition to the Installment in respect of the period commencing on, and including, the first Payment Date following the Final Commencement Date to, but excluding, such second Payment Date following the Final Commencement Date). Installment amounts for any applicable Payment Date will be computed on the basis of a 360-day year comprised of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period. The total amount of each Installment shall be rounded to the nearest $2,000 or integral multiple of $1,000 in excess thereof to maintain authorized denominations.

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Payments of Installments shall be paid by the Issuer, and shall be allocated to Holders, in the manner applicable to optional redemptions of the Notes as set forth under paragraph 5 of the Notes (i.e. the Notes to be redeemed will be selected on a pro rata basis or by lot or such other similar method in accordance with the procedures of the DTC, unless otherwise required by law or applicable stock exchange requirements). Installments shall be payable on Payment Dates only, and no accrued Installment payments shall be payable in connection with any optional redemption of the Notes, repurchase of the Notes or other acquisition of the Notes. The Issuer shall deliver to the Trustee and Holders a written notice in accordance with the procedures set forth under paragraph 5 of the Notes setting forth in detail the amount of each Installment. The Trustee shall not be deemed to have knowledge of, duty or obligation to monitor or confirm, on a continuing basis or otherwise, the Final Commencement Date, required Installment, or change thereto unless the Trustee has received written notice thereof from the Issuer.

Section 14.02 Modifications to Amortization Payments.

Installments shall be subject to reduction as set forth in this Section 14.02. In the event that any Notes are (i) optionally redeemed pursuant to the provisions described under paragraph 5 of the Notes or (ii) acquired pursuant to the provisions described under Section 3.09, the aggregate Installment amount payable on each Payment Date following such optional redemption or acquisition of Notes shall be decreased by 4.25% (or such increased amount as may be in effect as a result of the 0.375% per annum increase described in Section 14.01) of the amount of the Notes so optionally redeemed or acquired (i.e., unless further adjusted as set forth herein, each Installment shall equal 4.25% (or such increased amount as may be in effect) of the result of (x) the principal amount of the Notes outstanding on the Issue Date minus (y) the aggregate amount of Notes (i) optionally redeemed pursuant to the provisions described under paragraph 5 of the Notes or (ii) acquired pursuant to the provisions described under Section 3.09 prior to the applicable Payment Date).

To the extent any Additional Notes are issued, either a separate CUSIP or ISIN will be issued for the Additional Notes or the aggregate Installment amount payable on each Payment Date following such issuance of Additional Notes shall increase by an amount that results (or that would result, but for other terms of such Additional Notes) in such Additional Notes being treated as fungible with the then-outstanding Notes for U.S. federal income tax purposes.

Section 14.03 Notices to Trustee.

If the Issuer is obligated to pay an Installment on the Notes on any Payment Date pursuant to Section 14.01, it must furnish to the Trustee, at least five Business Days prior to the date of the notice of Installment pursuant to Section 14.05, unless a shorter period is acceptable to the Trustee, written notice setting forth in the amount of the Installment.

The Trustee shall not be deemed to have knowledge of, duty or obligation to monitor or confirm, on a continuing basis or otherwise, the amount of any required Installment or any change thereto as a result of repayment, repurchase or redemption of the Notes or the issuance of Additional Notes, unless the Trustee has received written notice thereof from the Issuer.

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Section 14.04 Selection of Notes to Be Repaid.

If less than all of the Notes are to be repaid by an Installment on any Payment Date pursuant to Section 14.01, the Notes to be repaid will be selected on a pro rata basis or by lot or such other similar method in accordance with the Applicable Procedures, unless otherwise required by law or applicable stock exchange requirements. No Notes of $2,000 or less shall be repaid in part.

If any Note is to be repaid in part only, the notice of Installment that relates to that Note shall state the portion of the principal amount of that Note that is to be repaid. In the case of certificated notes, a new Note in principal amount equal to the unrepaid portion of the original Note shall be issued in the name of the Holder upon cancellation of the original Note.

Section 14.05 Notice of Installment.

Notices of Installment shall be mailed by first class mail or delivered electronically at least 5 Business Days but not more than 60 days before the applicable Payment Date to each Holder of Notes to be repaid, except that Installment notices may be mailed or delivered electronically more than 60 days prior to an applicable Payment Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

The Notes called for repayment become due on the applicable Payment Date. Unless the Issuer defaults in the payment of the Installment, on and after the applicable Payment Date, interest ceases to accrue on Notes or portions of them called for repayment.

Section 14.06 Effect of Notice of Installment.

Once notice of Installment is mailed or delivered electronically in accordance with Section 14.05 hereof, Notes called for repayment become, subject to any conditions precedent set forth in the notice of repayment, irrevocably due and payable on applicable Payment Date at 100% of the principal amount thereof.

Section 14.07 Deposit of Installment.

One Business Day prior to the applicable Payment Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the Installment. Promptly after the Issuer’s written request, the Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the Installment.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Payment Date, interest will cease to accrue on the Notes or the portions of Notes called for repayment.

If a Note is repaid on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for repayment is not so paid upon surrender for repayment because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the applicable Payment Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

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Section 14.08 Notes Repaid in Part.

Upon surrender of a Note that is repaid in part, the Issuer shall issue and, upon receipt of a Company Order, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unrepaid portion of the Note surrendered.

Article 15
Escrow arrangements

Section 15.01 Escrow of Proceeds; Eligible Escrow Investments.

(a) Concurrently with the closing of the offering of the Notes on the Issue Date, the Issuer will enter into the Escrow Agreement with the Trustee and the Escrow Agent, pursuant to which the Issuer will deposit (or cause to be deposited) an amount in cash equal to the gross proceeds from the offering of the Notes (without deduction or discount for any fees and expenses or any other amounts) into a segregated escrow account (the “Escrow Account”), which will be separate and apart from the Project Accounts described in Section 4.23. The cash initially deposited into the Escrow Account, together with any other deposits therein, any earnings thereon and investments thereof (collectively, the “Escrowed Funds”), will remain in the Escrow Account until the satisfaction of the Escrow Release Condition described in Section 15.04, at which time such funds will be released and portions of such funds will be deposited into the applicable Project Accounts to be applied as described in Section 4.23. If the Escrow Release Condition is not satisfied on or prior to the Escrow Outside Date, such funds will instead be used to fund the Special Mandatory Redemption.

(b) As long as Escrowed Funds are deposited with the Escrow Agent, they will be invested by the Escrow Agent at the Issuer’s written instruction in Eligible Escrow Investments. In the absence of written instruction, the Escrowed Funds shall be invested as provided in the Escrow Agreement or remain uninvested in cash.

Section 15.02 Escrow Release; Special Mandatory Redemption.

(a) In the event that (a) the Escrow Release Condition is not satisfied on or prior to 5:00 p.m. (New York City time) on June 30, 2026 (the “Escrow Outside Date”) or (b) at any time prior to the Escrow Outside Date, the ESA Condition is deemed, in the good faith judgment of the Issuer, to be incapable of being satisfied on or prior to the Escrow Outside Date and the Issuer has provided written notice of such determination to the Escrow Agent and the Trustee (such notice, an “Escrow Termination Notice”), the aggregate principal amount of the Notes will be mandatorily redeemed (the “Special Mandatory Redemption”) at a price equal to one hundred percent (100%) of the aggregate principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of redemption, without any make-whole amount, redemption premium or other premium (the “Special Mandatory Redemption Price”), on the date that is ten (10) calendar days after the Mandatory Redemption Event (the “Special Mandatory Redemption Date”), in accordance with the terms of the Escrow Agreement.

(b) The Escrow Agreement provides that if the Escrow Agent (i) has not received the Escrow Release Certificate at or prior to 5:00 p.m. (New York City time) on the Escrow Outside Date or (ii) has received an Escrow Termination Notice from the Issuer prior to the Escrow Outside Date (either such occurrence, a “Mandatory Redemption Event”), then the Escrow Agent promptly after 11:00 a.m. (New York City time) on the next Business Day following the occurrence of a Mandatory Redemption Event shall liquidate the Escrowed Funds and, on or prior to the Special Mandatory Redemption Date, release (x) an amount of Escrowed Funds to the Trustee equal to the Special Mandatory Redemption Price (or, if the Escrowed Funds are insufficient, all such amounts then available) and (y) after payment of any amounts owed to the Trustee, Collateral Agent and Escrow Agent in accordance with the terms of the Escrow Agreement, any remaining amount to the Issuer.

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(c) In the event that the Issuer becomes obligated to redeem the Notes as a result of the occurrence of a Mandatory Redemption Event, the Issuer shall promptly deliver, no later than two (2) Business Days after the occurrence of the Mandatory Redemption Event, a notice to the Trustee of the Special Mandatory Redemption and the date upon which the Notes will be redeemed, together with a notice of such Special Mandatory Redemption, each of which will provide that the Notes shall be redeemed on the Special Mandatory Redemption Date or otherwise in accordance with the applicable procedures of the Depository and written instructions to the Trustee instructing the Trustee to deliver such notice to each registered Holder of Notes. The Trustee, in accordance with the procedures set forth in this Indenture, will then promptly mail or deliver electronically if the Notes are held by any depositary (including DTC) in accordance with such depositary’s customary procedures, such notice of such Special Mandatory Redemption to each registered Holder of Notes.

(d) Any redemption made pursuant to this Section 15.02 shall be made pursuant to the procedures set forth in the Escrow Agreement, except to the extent inconsistent with this Section 15.02.

Section 15.03 Release of Escrowed Funds.

The Issuer shall only be entitled to direct the Escrow Agent to release the Escrowed Funds from escrow in accordance with the terms of the Escrow Agreement. Pursuant to the Escrow Agreement, if at any time prior to 5:00 p.m. (New York City time) on the Escrow Outside Date, the Issuer delivers to the Escrow Agent and the Trustee an officer’s certificate in the form attached as Exhibit A to the Escrow Agreement (an “Escrow Release Certificate”, and such delivery, the “Escrow Release Condition”) certifying that (a) the Issuer and/or the applicable Subsidiary Guarantors (together with any of their Affiliates, if applicable) have entered into an electric service agreement (an “ESA”) with the Electricity Sellers that (A) provides electricity sufficient to permit the Issuer and/or the applicable Subsidiary Guarantors to satisfy their respective requirements under the Datacenter Leases, including any milestone deadlines or similar timing requirements, and (B) the terms of such ESA are not materially adverse to the interests of the Holders compared to the terms set forth in the rate component term sheet between Parent and the Electricity Sellers, dated July 31, 2025, and (b) immediately after giving effect to the Escrow Release (as defined below), no Event of Default specified in clause (6) of Section 6.01 shall have occurred and be continuing, the Escrow Agent, shall liquidate all Escrowed Funds then held by it and on the next Business Day shall deposit the Escrowed Funds (the “Escrow Release” and the date of such Escrow Release, the “Escrow Release Date”) (other than certain fees and expenses) into the applicable Project Accounts as described in Section 4.23.

[Signatures on following pages]

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IN WITNESS WHEREOF, the parties hereto have cause this Indenture to be duly executed, all as of the date first above written.

Very truly yours,

APLD COMPUTECO 2 LLC

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

APLD FAR HOLDINGS LLC

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

APLD FAR-01 HOLDCO LLC

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

APLD FAR-02 HOLDCO LLC

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

APLD FAR-01 LLC

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

[Signature Page to the Indenture]

APLD FAR-02 LLC

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

APLD FAR-01 LANDCO LLC

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

APLD FAR-02 LANDCO LLC

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By:	/s/ Emilia Gazzuolo
Name:	Emilia Gazzuolo
Title:	Assistant Vice President

[Signature Page to the Indenture]

Exhibit A

FORM OF NOTE

[FACE OF NOTE]

[Insert the Global Note Legend, if applicable]

[Insert the Private Placement Legend, if applicable]

[Insert the Regulation S Temporary Global Note Legend, if applicable]

[Insert the OID Legend, if applicable]

CUSIP/ISIN: ____________

6.75% Senior Secured Notes due 2031

No. ___                                      $                [as revised by the Schedule of Increases and Decreases in Global Note attached hereto]1

APLD COMPUTECO 2 LLC

promises to pay to ______________________________ or registered assigns the principal sum of _______________________________________________________ dollars on March 15, 2031.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

Dated: _____________, 20___

APLD COMPUTECO 2 LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST,
NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

Dated:	_______________, 20___

1 Insert in Global Notes only.

A-1

[BACK OF NOTE]

6.75% Senior Secured Notes due 2031

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. APLD ComputeCo 2 LLC, a Delaware limited liability company (the “Issuer”), promises to pay interest on the principal amount of this Note at 6.75% per annum from March 10, 2026 until maturity. The Issuer shall pay interest semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (and without any additional interest or other payment in respect of any delay) (each, an “Interest Payment Date”), with the same force and effect as if made on such date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further, that the first Interest Payment Date shall be September 15, 2026. Interest will be computed on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period.

2. Method of Payment. The Issuer shall pay interest on the Notes to the Persons who are registered Holders of Notes on March 1 and September 1 (whether or not a Business Day) immediately preceding the Interest Payment Date, except that interest payable at maturity will be paid to the person to whom principal is paid. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Issuer maintained for such purpose, or, at the option of the Issuer, payment of interest and may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and the Registrar. The Issuer may change any Paying Agent or the Registrar without prior notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Issuer issued the Notes as one of a duly authenticated series of securities of the Issuer issued and to be issued in one or more series under an Indenture dated as of March 10, 2026 (the “Indenture”), among the Issuer, HoldCo, the Subsidiary Guarantors, the Trustee and the Collateral Agent, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.07 of the Indenture.

5. Optional Redemption.

(1) At any time prior to March 15, 2028, the Issuer may, on any one or more occasions, redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date, subject to the rights of the Holders of such Notes on the relevant record date to receive interest due on the relevant interest payment date.

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(2) At any time prior to March 15, 2028, the Issuer may, on any one or more occasions, redeem Notes in an amount not to exceed the cash proceeds from any Equity Offering at a redemption price equal to 106.75% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of the Holders of such Notes on the relevant record date to receive interest due on the relevant interest payment date), in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the Notes issued under the Indenture; provided that:

(i)	in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(ii)	not less than 50% of the aggregate principal amount of the Initial Notes remains outstanding immediately thereafter (excluding Notes held by the Issuer or any of its Subsidiaries), unless all such Notes are redeemed or repurchased or to be redeemed or repurchased substantially concurrently.

(3) At any time on or after March 15, 2028, the Issuer may, on any one or more occasions, redeem all or a part of the Notes at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, if redeemed during the 12-month period beginning on March 15 of each of the years indicated below subject to the rights of the Holders of such Notes on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2028	103.375%
2029	101.688%
2030 and thereafter	100.000%

(4) Notwithstanding the foregoing, in connection with any tender offer for or other offer to purchase the Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such offer and the Issuer, or any third party making such an offer in lieu of the Issuer, purchase all of the Notes validly tendered and not withdrawn by such Holders, all Holders will be deemed to have consented to such offer, and the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ notice, given not more than 30 days following such offer expiration date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) Notes that remain outstanding, in whole but not in part, following such purchase at a price equal to the price paid to each other Holder (excluding any early tender, incentive or similar fee) in such offer, plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, such redemption date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer or other offer to purchase, such calculation shall include all Notes owned by an Affiliate of the Issuer (notwithstanding any provision of the Indenture to the contrary).

(5) If a redemption date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such redemption date if it were a Business Day for the intervening period.

A-3

(6) If the optional redemption date is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest in respect of Notes subject to redemption will be paid on the redemption date to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(7) The aggregate principal amount of any Notes optionally redeemed pursuant to the foregoing provisions of this paragraph 5 shall be applied to reduce on a dollar-for-dollar basis the Installments of the Notes payable pursuant to the provisions described under Article 14 of the Indenture in direct order of Payment Date.

6. Offer to Repurchase Upon a Change of Control. Upon the occurrence of a Change of Control, the Issuer shall make a “Change of Control Offer” in accordance with Section 4.11 the Indenture.

7. [Reserved].

8. Notice of Redemption. Any notice of redemption will be furnished to each Holder whose Notes are to be redeemed in accordance with Section 3.03 of the Indenture.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. A Holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. There will be no service charge for any transfer or exchange of the Notes, but Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder will be treated as the owner of the Note for all purposes.

10. Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. Subject to certain exceptions set forth in the Indenture, the Issuer, the Subsidiary Guarantors and the Trustee may amend or supplement the Notes Documents with the consent of the Holders of at least a majority in principal aggregate amount of the Notes then outstanding and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on such Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Notes Documents may be waived with the consent of the Holders of a majority in principal aggregate amount of the Notes then outstanding. Without the consent of each Holder affected, the Notes Documents may not (with respect to any such Notes held by a non-consenting Holder) be amended, supplemented or waived for certain purposes set forth in the Indenture.

12. Defaults and Remedies. Events of Default include those events as set forth in the Indenture. In the case of an Event of Default with respect to the Issuer with respect to the Notes arising from certain events of bankruptcy or insolvency, principal of and accrued and unpaid interest on all the Notes that are outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the Notes that are outstanding may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable immediately. Subject to certain limitations set forth in the Indenture, Holders of a majority in aggregate principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

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13. Security and Collateral. The Notes will be entitled to the benefits of certain Collateral pledged for the benefit of the Holders pursuant to the terms of the Notes Documents. Reference is hereby made to the Notes Documents for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Issuer, the Subsidiary Guarantors, the Collateral Agent, the Trustee and the Holders. The Issuer agrees, and each Holder by accepting a Note agrees, to the provisions contained in the Notes Documents.

14. Trustee Dealings with Issuer. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Subsidiary Guarantor or any Affiliate of the Issuer or any Subsidiary Guarantor with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 of the Indenture.

15. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Issuer or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Issuer or the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

16. Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. CUSIP Numbers/ISINs. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers/ISINs to be printed on the Notes and the Trustee may use CUSIP numbers/ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19. NEW YORK LAW TO GOVERN. THE INDENTURE, THIS NOTE AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

20. Principal Amortization. The Issuer shall pay Installments consisting of partial repayment of the outstanding principal amount of this Note in accordance with Article XIV of the Indenture.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

APLD ComputeCo 2 LLC

c/o Applied Digital Corporation

Attn: Mark Chavez

General Counsel

3811 Turtle Creek Blvd., Suite 2100

Dallas, Texas 75219

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)
(Insert assignee’s soc. sec. or tax I.D. no.)
(Print or type assignee’s name, address and zip code)
and irrevocably appoint to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have only part of the Note purchased by the Issuer pursuant to 4.11 and 4.13 of the Indenture, state the amount you elect to have purchased:

$ ______________________________

Date: ___________________________

Your Signature: ________________________________
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.: ___________________________

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.

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Exhibit B
FORM OF CERTIFICATE OF TRANSFER

APLD ComputeCo 2 LLC

c/o Applied Digital Corporation

Attn: Mark Chavez

General Counsel

3811 Turtle Creek Blvd., Suite 2100

Dallas, Texas 75219

Email: machavez@applieddigital.com

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Fax: (612) 217-5651

Attn: APLD ComputeCo 2 Notes Administrator

Re: 6.75% Senior Secured Notes due 2031

Reference is hereby made to the Indenture, dated as of March 10, 2025 (the “Indenture”), among APLD ComputeCo 2 LLC, as issuer (the “Issuer”), APLD FAR Holdings LLC (“HoldCo”), the Subsidiary Guarantors party thereto and Wilmington Trust, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_____________ (the “Transferor”) owns and proposes to transfer the Notes or interest in such Notes specified in Annex A hereto, in the principal amount of $___________ in such Notes or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

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2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(a) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(1)	☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(2)	☐ such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(3)	☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act in compliance with the prospectus delivery requirements of the Securities Act;

or

(4)	☐ such Transfer is being effected to an Institutional Accredited Investor pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, or Rule 903 or Rule 904 of Regulation S, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by, (1) a certificate executed by the Transferee in the form of Exhibit C to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Notes and in the Indenture and the Securities Act.

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4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(1)	☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(2)	☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(3)	☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 of Regulation S and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

  [Insert Name of Transferor]

By:
Name:
Title:

B-3

Annex A to Certificate of Transfer

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐	a beneficial interest in the:

(i)	☐	144A Global Note (CUSIP _____________), or

(ii)	☐	Regulation S Global Note (CUSIP _____________); or

(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE OF (a), (b) OR (c)]

(a)	☐	a beneficial interest in the:

(i)	☐	144A Global Note (CUSIP _____________), or

(ii)	☐	Regulation S Global Note (CUSIP _____________), or

(iii)	☐	Unrestricted Global Note (CUSIP _____________); or

(b)	☐	a Restricted Definitive Note; or

(c)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

B-4

Exhibit C
Form of Certificate of Exchange

APLD ComputeCo 2 LLC

c/o Applied Digital Corporation

Attn: Mark Chavez

General Counsel

3811 Turtle Creek Blvd., Suite 2100

Dallas, Texas 75219

Email: machavez@applieddigital.com

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Fax: (612) 217-5651

Attn: APLD ComputeCo 2 Notes Administrator

Re: 6.75% Senior Secured Notes due 2031

Reference is hereby made to the Indenture, dated as of March 10, 2026 (the “Indenture”), among APLD ComputeCo 2 LLC, as issuer (the “Issuer”), APLD FAR Holdings LLC (“HoldCo”), the Subsidiary Guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_________________ (the “Owner”) owns and proposes to exchange the Notes or interest in such Notes specified herein, in the principal amount of $_____________________ in such Notes or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.	Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(1)	☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(2)	☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

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(3)	☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(4)	☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.	Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(1)	☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(2)	☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Note and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

C-2

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

C-3